SECOND AMENDED AND RESTATED
 CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement ("Agreement") is entered into as of September 4, 2018, by and among the financial institutions from time to time signatory hereto (individually, a "Lender" and collectively, the "Lenders"), ZB, N.A. dba California Bank & Trust (who also does business as California Bank & Trust, a division of ZB, N.A.), successor by merger to California Bank & Trust, as Administrative Agent for the Lenders (in such capacity, the "Agent") and as swingline lender (the "Swingline Lender"), and Owens Realty Mortgage, Inc., a Maryland corporation ("Borrower").

This Agreement amends and restates in its entirety those certain (a) Amended and Restated Credit Agreement dated April 16, 2015, by and among Agent, Lenders and Borrower, (b) Addendum to Credit Agreement (Agency Provisions) dated April 16, 2015 among Agent, Lenders and Borrower, (c) Amended and Restated Advance Formula Agreement dated April 16, 2015, by and among Agent, Lenders and Borrower, and (d) (i) Second Amended and Restated Master Revolving Note dated as of June 5, 2017, in the principal amount of $35,000,000, by Borrower to the order of ZB, N.A. dba California Bank & Trust, (ii) Second Amended and Restated Master Revolving Note dated as of June 5, 2017, in the principal amount of $20,000,000, by Borrower to the order of First Bank, and (iii) Master Revolving Note dated as of June 5, 2017, in the principal amount of $20,000,000, by Borrower to the order of Umpqua Bank (each as previously amended, collectively, the "Prior Credit Agreement Documents", and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement.

In consideration of all present and future loans and credit from time to time made available by Lenders to or in favor of Borrower, and in consideration of all present and future Indebtedness (as herein defined) of Borrower to Lenders, Borrower represents, warrants, covenants and agrees as follows:

ARTICLE 1
DEFINITIONS; CONSTRUCTION.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

"Additional Lender" shall have the meaning set forth in Section 2.15.
"Advance" shall mean a disbursement under a Loan.

"Advance Formula" shall mean the lesser of (a) the Commitment less the aggregate amount of all outstanding Loans or (b) the sum of the following:

(i) With respect to each Eligible Loan Note, the lesser of 75% of the outstanding principal balance of that Eligible Loan Note and 50% of the then-current Appraised Value of the real property that secures that Eligible Loan Note; plus

(ii) With respect to each Eligible Owned Real Estate, 50% of the then-current Appraised Value of that Eligible Owned Real Estate.

"Affiliate" or "Affiliates" shall mean, when used with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Affiliate Receivables" shall mean, as of any time of determination, any amounts (whether in respect of loans or advances, accounts receivable, notes receivable or otherwise) owing to Borrower or another Loan Party from any of its/their Subsidiaries or Affiliates (other than Affiliates which are Guarantors of all Indebtedness) at such time.

"Agent" shall have the meaning set forth in the introductory paragraph hereof.

"Agent Termination Event" shall mean the occurrence of any of the following:  (i) Agent fails to perform or observe any material term or condition of this Agreement or the Loan Documents, such failure continues for more than twenty (20) Business Days after written notice from any Lender regarding the existence and character of such breach, and any Lender thereafter sends written notice to Borrower, Agent, and all other Lenders that an Agent Termination Event has occurred as a result thereof, (ii) Agent becomes insolvent or is subject to the appointment by any governmental authority of any person to take charge of Agent or Agent's assets, and any Lender sends written notice to Borrower, Agent, and all other Lenders that an Agent Termination Event has occurred as a result thereof, (iii) any governmental authority, including Agent's state or federal bank regulator, takes or institutes any action which would have a material adverse effect on Agent's operations or ability to perform under this Agreement, and any Lender sends written notice to Borrower, Agent, and all other Lenders that an Agent Termination Event has occurred as a result thereof, or (iv) Agent has given written notice to Borrower and each of the Lenders of its intention to resign as Agent effective on a specified date at least thirty (30) days after the delivery of such notice, and such date has occurred; provided, however, that the resignation of the Agent shall be subject to the prior written consent of the Required Lenders, which consent may be withheld in the sole and absolute discretion of the Required Lenders.

"Agreement" shall mean this Credit Agreement, as the same may be amended or modified from time to time.

"Applicable Margin" shall mean, as of any date, with respect to interest on all Loans outstanding on such date, the percentage per annum determined by reference to the outstanding principal balance averaged over the thirty (30) day period prior to and ending on such date as set forth in the pricing grid below (the "Pricing Grid").
Pricing Grid
Pricing Level	Outstanding Balance Percentage	Applicable Margin for Eligible Eurodollar Loans	Applicable Margin for Eligible Base Rate Loans	Applicable Margin for Eurodollar Sublimit Loans	Applicable Margin for Base Rate Sublimit Loans	Applicable Percentage for Unused Commitment Fee
I	Less than or equal to 50%	3.00% per annum	0.25% per annum	3.75% per annum	1.00% per annum	0.20% per annum
II	Greater than 50%	2.75% per annum	0.00% per annum	3.50% per annum	0.75% per annum	00% per annum

"Applicable Percentage" shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by the principal outstanding averaged over the thirty (30) day period prior to and ending on such date as set forth in the Pricing Grid.
"Appraised Value" shall mean the "as-is" market value of real property, as determined by Agent from time to time using a reasonable and appropriate method which (i) conforms to then-current regulatory requirements, including FIRREA and USPAP, (ii) is determined by Agent to be reasonable and appropriate under the circumstances, and (iii) takes into account then-current market conditions, including vacancy factors, rental rates and concessions.

"Anti-Corruption Laws" shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower, any of its Subsidiaries or any Affiliated Person from time to time concerning or relating to bribery or corruption.

"Anti-Terrorism Order" shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

"Approved Fund" shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities, that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.5(b)) and accepted by the Agent, in the form of Exhibit A attached hereto or any other form approved by the Agent.

"Authorized Officer" shall mean the chief executive officer, the president or the chief financial officer, or in his/her absence, another responsible senior officer, of Borrower or any other Loan Party, or the general partner of, or the partner or one of the partners required to bind, Borrower or any other Loan Party, as applicable.

"Availability Period" shall mean the period commencing on the Closing Date to but excluding the Maturity Date.

"Base Rate" shall mean the Wall Street Journal Prime Rate as published from time to time in the Western edition of the Wall Street Journal, and, if a range of rates or more than one such rate is published, the Prime Rate shall be the highest rate so published.  The Wall Street Journal Prime Rate is not necessarily the lowest rate used by Agent as the index for interest rates charged by Agent on its loans.  If the Wall Street Journal Prime Rate becomes unavailable during the term of the Loan, Agent may designate a substitute index after notifying Borrower.

"Borrower" shall have the meaning set forth in the introductory paragraph hereof.

"Borrowing" shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
"Business Day" means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Agent is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Francisco, California.

"CPA" shall mean independent certified public accountants of recognized standing selected by Borrower or another Loan Party, as applicable, and acceptable to Agent.

"Change in Law" means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Agent on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines.  For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation, administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Sublimit Loan, or a Swingline Loan.

"Closing Date" shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived.

"Collateral" shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Agent is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness.

"Collateral Agreements" shall mean, collectively, the Security Agreement, the Pledge Agreements, any Direct Real Estate Documents, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Indebtedness or any guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Agent and the Lenders in connection with the foregoing.

"Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

"Commitment" (a) As to each Lender, the commitment of such Lender to make its Pro Rata Share of each Loan and all advances with respect thereto in the aggregate amount equal to such Lender's Commitment as shown in Schedule I to this Agreement; (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans and all advances with respect thereto, which aggregate commitment shall be the Total Commitment.  The Swingline Loans and the Sublimit Loans are subfacilities and do not increase the Total Commitment or the Commitment amount of any Lender beyond its Commitment as a Lender.

"Compliance Certificate" shall mean a Compliance Certificate in such form and detail as may be required by or otherwise satisfactory to Agent, certified by an Authorized Officer of Borrower, certifying that, as of the date thereof, to the best of such Authorized Officer's knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Borrower and/or any other Loan Party in respect thereof, and also certifying as to whether Borrower and/or any other Loan Party, as applicable, is/are in compliance with any financial covenant(s) contained in this Agreement and as more particularly described in said Compliance Certificate (which Compliance Certificate shall set forth, in reasonable detail, the calculations and the resultant ratios or financial tests of the Borrower and/or such Loan Party, as applicable, determined thereunder).

"Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP.  Unless otherwise specified herein, references to "consolidated" financial statements or data of Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

"Current Maturities of Long Term Debt" shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, that portion of the Long Term Debt of such Person(s) that should be classified as a current liability at such time in accordance with GAAP, including, without limitation, that portion of capital lease obligations of such Person(s) that would be so classified at such time, but excluding principal amounts due at maturity intended to be refinanced or outstanding amounts on lines of credit.

"Credit Exposure" shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and Swingline Exposure.

"Debt" shall mean, as of any applicable date of determination, the total liabilities of a Person at such time, as determined in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

"Debt Service Coverage Ratio" shall mean, in respect of any applicable Person(s) and for any applicable period of determination and as of any applicable date of determination, the ratio of (a) (i) the Net Income of such Person(s) for such period (before deduction for applicable income and other taxes of such Person(s) determined by reference to income or profits of such Person(s)), plus (ii), to the extent deducted in the computation of such Net Income, the amount of depreciation and amortization expense and interest expense of such Person(s) for such period, to (b) the sum of (i) the Current Maturities of Long Term Debt of such Person(s) at such time of determination plus (ii) the interest expense of such Person(s) for such period, not including construction loan interest where an interest reserve is in place.

"Debt-to-Tangible Net Worth Ratio" shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, the ratio of (a) the total Debt of such Person(s) at such time,  to (b) the Tangible Net Worth of such Person(s) at such time.

"Default" shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Defaulting Lender" shall have the meaning set forth in Section 2.4(d).

"Default Rate" shall mean a per annum rate of two percent (2.0%) above the otherwise applicable interest rate hereunder.

"Designated Account" shall have the meaning set forth in Section 2.3(e).

"Direct Mortgaged Property" shall mean, collectively, the fee-owned Owned Real Estate subject to the Direct Mortgages.
"Direct Mortgage(s)" shall mean, if any, each mortgage, deed of trust or deed to secure debt delivered by any Loan Party to, and accepted by, the Agent from time to time to directly secure the Loans, all in form and substance reasonably satisfactory to the Agent.

"Direct Real Estate Documents" shall mean, if any, collectively, (a) all Direct Mortgages of Owned Real Estate, (b) all Environmental Indemnities, (c) evidence of whether the applicable Direct Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and, if such Direct Mortgaged Property is located in an area identified as having special flood hazards, a written acknowledgement of notice from the Borrower that the Direct Mortgaged Property is in a flood zone, a policy of flood insurance that is on terms satisfactory to the Agent and such other documentation related thereto as the Agent may require, (d) title insurance policies, (e) maps or plats of an as-built survey of the Direct Mortgaged Property sites, (f) third-party environmental reviews of all Direct Mortgaged Property, and (g) all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Agent and the Lenders in connection with the foregoing, in each case, in form and substance reasonably satisfactory to the Agent.
"Disbursement Request" shall have the meaning set forth in Section 2.3.
"Distributions" shall mean, in respect of any applicable Person(s), dividends on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interest of such Person(s) or of any warrants, options or other rights to acquire the same.

"Eligible Loan" shall have the meaning set forth in Section 2.3(a).

"Eligible Loan Note" shall mean a Loan Note acquired by Borrower* in the ordinary course of Borrower's business which meets each of the following requirements:

(a) The Loan Note is a promissory note payable to the order of Borrower;
(b) The Loan Note is a valid, legally enforceable obligation of the maker of the Loan Note to Borrower, is not subject to any offset, counterclaim or other defense on the part of such maker or any claim on the part of such maker denying liability thereunder in whole or in part;
(c) The outstanding principal balance owed on the Loan Note does not exceed Ten Million Dollars ($10,000,000.00) unless Agent in its sole and absolute discretion agrees otherwise;
(d) The Loan Note is secured by a perfected first priority deed of trust or mortgage on real property located in the western United States (which as such term is used in this Agreement means the following twelve (12) States: Washington, Oregon, Montana, Idaho, Wyoming, California, Nevada, Utah, Colorado, Arizona, New Mexico and Texas), by a perfected first priority assignment of rents and leases on such real property, and by a perfected first priority security interest in the improvements and personal property affixed to, attached to or located on such real property, and is not subject to a deed of trust/mortgage or other lien except in favor of Borrower, and Borrower will provide Agent with any documentation required to evidence such priority;
(e) Borrower has provided to Agent such information and documents about the environmental condition of the real property subject to the deed of trust or mortgage that secures the Loan Note as Agent has requested, and Agent is satisfied with the environmental condition of the real property, in its sole and absolute discretion;
(f) Borrower has provided evidence to Lender as to whether the applicable real property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and, if such real property is located in an area identified as having special flood hazards, a policy of flood insurance that is on terms satisfactory to the Agent and such other documentation related thereto as the Agent may require.
(g) All payments payable under the Loan Note are either current or not more than 60 days past due if the Loan Note has not yet matured or, if the Loan Note has matured, are not more than 90 days past due;
(h) All property taxes on the real property that secures the Loan Note have been paid current;
(i) Property and liability insurance, in type and amount acceptable to Agent, is in effect for the real property that secures the Loan Note, for which Borrower and Agent are named as lender loss payee and Agent and each Lender named as additional insured, as applicable and Borrower has complied with and acknowledged the Insurance Requirements Agreement provided by Agent;
(j) Borrower has received title insurance, from a title insurance company and in type and amount acceptable to Agent, and with such exceptions as Agent shall approve, insuring Borrower's interest in the deed of trust/mortgage and the real property that is the subject of the deed of trust/mortgage, and the title insurance policy states that successors in ownership of the indebtedness secured by the deed of trust/mortgage are also insureds;

(k) The ratio of (a) the outstanding principal balance of the Loan Note to (b) the then current Appraised Value of the real property that secures the Loan Note is less than or equal to 75%, as determined by Agent;
(l) The maker of the Loan Note is not an officer, employee, partner, joint venture, agent, Subsidiary or Affiliate of Borrower;
(m) None of the following has occurred with respect to the maker of the Loan Note: (i) the maker, or any partner of the maker, has died; (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the maker has occurred, (iii) the appointment of a receiver for any part of the property of the maker has occurred, (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the maker has occurred, or (v) Borrower or Agent has received notice of the imminent occurrence of any of the foregoing with respect to such maker;
(n) The Loan Note strictly complies with all Borrower's representations and warranties to Agent and Lenders set forth in this Agreement, the Collateral Agreements and any other agreement(s) between Borrower and Agent or Borrower and Lenders or made by Borrower for the benefit of Agent and/or Lenders;
(o) Borrower has executed and delivered to Agent a Pledge Agreement (Real Property Secured Note), in form and substance satisfactory to Agent, with respect to the Loan Note;
(p) The original Loan Note, duly endorsed by Borrower in blank, has been delivered by Borrower to Agent;
(q) A Collateral Assignment of Deed of Trust (or mortgage, as the case may be), duly executed and acknowledged in form acceptable to Agent, has been delivered by Borrower to Agent, which Agent may, in its sole and absolute discretion, record with the appropriate County Recorder's office;
(r) Unless agreed to by Agent and Lenders, the Loan Note does not evidence or reflect financing made for any of the following purposes, and the loan was not used for any of the following purposes:  a land loan, a single purpose property loan, an acquisition and development loan or a construction loan;
(s) The Loan Note is accepted by Agent as an Eligible Loan Note, in its sole and absolute discretion.
A Loan Note which is at any time an Eligible Loan Note, but which subsequently fails to meet any of the foregoing requirements other than (s), shall forthwith cease to be an Eligible Loan Note and shall be immediately deducted from the calculation of Eligible Loan Notes.
*Notwithstanding the foregoing, if Agent in its sole and absolute discretion so agrees, a Loan Note that otherwise qualifies as an Eligible Loan Note may qualify for that designation if it is payable to an entity that is a Wholly Owned Borrower Subsidiary, Borrower has pledged to Agent, for and on behalf of Lenders, all of its interest in Subsidiary by a document in form and substance satisfactory to Agent, and the term "Borrower" in each of clauses (a), (b), (d), (e), (f), (i), (j), (o), (p), (q), above, applies to the Wholly Owned Borrower Subsidiary, each of clauses (l), (m), (s) applies to both Borrower and the Wholly Owned Borrower Subsidiary, and the Wholly Owned Borrower Subsidiary provides such information, documents and certifications to Agent about the Loan Note as Agent may require.  Notwithstanding the foregoing, if Agent in its sole and absolute discretion so agrees in writing, a Loan Note that otherwise qualifies as an Eligible Loan Note may qualify for that designation if there is a lien on the real property that secures the Loan Note that is junior in priority to the deed of trust/mortgage, the assignment of rents and leases, and the security interest that secure the Loan Note.

"Eligible Owned Real Estate" shall mean Owned Real Estate which meets each of the following requirements:

(a) The Owned Real Estate is owned by Borrower;**
(b) The Owned Real Estate is located in the western United States;
(c) The environmental condition of the Owned Real Estate is acceptable to Agent, in its sole and absolute discretion;
(d) All property taxes on the Owned Real Estate have been paid current;
(e) The Owned Real Estate is operating, has an occupancy rate of at least 70%, and is generating a positive cash flow before taking into account debt service payable to Agent and Lenders;
(f) Agent, for and on behalf of Lenders has a perfected first priority deed of trust/mortgage on the Owned Real Estate, a perfected first priority assignment of rents and leases on the Owned Real Estate, and a perfected first priority security interest in the improvements and personal property affixed to, attached to or located on the Owned Real Estate, and none of the foregoing is subject to a deed of trust/mortgage or other lien other than in favor of Agent, for and on behalf of Lenders;

(g) Insurance, in type and amount acceptable to Agent, is in effect for the Owned Real Estate, for which Agent and Lenders are each named as lender loss payee and/or additional insured, as applicable and Borrower has complied with and acknowledged the Insurance Requirements Agreement provided by Agent;
(h) Borrower has provided evidence to Lender as to whether the applicable Owned Real Estate is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and, if such real property is located in an area identified as having special flood hazards, a policy of flood insurance that is on terms satisfactory to the Agent and such other documentation related thereto as the Agent may require;
(i) Agent has received title insurance, from a title insurance company and in type and amount acceptable to Agent, and with such exceptions as Agent shall approve, insuring Agent's and Lenders' interest in the deed of trust/mortgage on the Owned Real Estate;
(j) Borrower has executed and delivered to Agent an environmental indemnity with respect to the Owned Real Estate, in form and substance acceptable to Agent in its sole and absolute discretion;
(k) The Owned Real Estate strictly complies with all Borrower's representations and warranties to Agent and Lenders set forth in this Agreement, the Collateral Agreements and any other agreement(s) between Borrower and Agent and/or Lenders or made by Borrower for the benefit of Agent for and on behalf of Lenders;
(l) The Owned Real Estate is accepted by Agent as Eligible Owned Real Estate, in its sole and absolute discretion.
Owned Real Estate which is at any time Eligible Owned Real Estate, but which subsequently fails to meet any of the foregoing requirements other than (l), shall forthwith cease to be Eligible Owned Real Estate and shall be immediately deducted from the calculation of Eligible Owned Real Estate.
**Notwithstanding the foregoing, if Agent in its sole and absolute discretion so agrees, Owned Real Estate that otherwise qualifies as Eligible Owned Real Estate may qualify for that description if it is payable to a Wholly Owned Borrower Subsidiary, Borrower has pledged to Agent, for and on behalf of all of its interest in the Wholly Owned Borrower Subsidiary by a document in form and substance satisfactory to Agent, the term "Borrower" in clause (a) applies to the Wholly Owned Borrower Subsidiary, and the Wholly Owned Borrower Subsidiary provides to Agent such information, documents and certifications to Agent about the real property as Agent may require.  Notwithstanding the foregoing, if Agent in its sole and absolute discretion so agrees in writing, Owned Real Estate that otherwise qualifies as Eligible Owned Real Estate may qualify for that designation if there is a lien on the Owned Real Estate that is junior in priority to the deed of trust/mortgage, the assignment of rents and leases, and the security interest in favor of Agent, for and on behalf of Lenders.

"Eligible Sublimit Loan Note" shall mean a Loan Note which, based on a certified checklist from Borrower, meets all of the requirements for an Eligible Loan Note other than subsections (o), (p) and (q) and furthermore, that Agent need not have completed a review of the environmental information and appraisal as set forth in subsections (e) and (k) (though Borrower will have provided a then current appraisal to Agent evidencing the Appraised Value and if required by Agent, such environmental information requested by Agent), which Agent and Lenders have agreed to accept such Loan Note for purposes of inclusion in the Loan as a Revolving Loan (but not as a Formula Loan).  For each proposed Eligible Sublimit Loan Note, Borrower must present to Agent, a certified checklist, in form and content satisfactory to Agent, prior to funding.  An Eligible Sublimit Loan Note which did not meet the criteria of an Eligible Loan Note but which subsequently meets the requirements of subsections (e) and (k) of Eligible Loan Note (and all other requirements of to qualify as an Eligible Loan Note), shall, upon delivery of the documents required under subsections (o), (p) and (q) of the definition of Eligible Loan Note, become an Eligible Loan Note, included in the Advance Formula calculation and the Advance Formula calculation will be revised accordingly.  At such time the applicable Sublimit Loan will become a Formula Loan.

"Environmental Indemnity" shall mean each environmental indemnity, if any, made by each Loan Party which owns Owned Real Estate that is required to be pledged as Collateral in favor of the Agent for the benefit of the Lenders, in each case in form and substance satisfactory to the Agent.
"Environmental Laws" shall mean all laws, statutes, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) relating to the environment or pertaining to Hazardous Materials; any so-called "superfund" or "superlien" law pertaining to Hazardous Materials on or about any Property at any time owned, leased or otherwise used by Borrower or any of its Subsidiaries (if applicable), or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time hereafter in effect.

"Equity Interest" shall mean, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a "single employer" or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
"ERISA Event" shall mean (i) any "reportable event" as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any "unpaid minimum required contribution" or "accumulated funding deficiency" (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its  Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
"Eurodollar" shall mean when used in reference to any Loan or Borrowing, when such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to LIBOR (but not any Loan or Borrowing bearing interest at the Base Rate).
"Event of Default" shall mean the occurrence or existence of any of the conditions or events set forth in Section 7.1 of this Agreement.

"FIRREA" shall mean the Financial Institutions Reform, Recovery, and Enforcement Act, as amended, or any successor act or code.

"Formula Loan" shall mean a Loan made by a Lender (either directly or as settlement of a Swingline Loan) to the Borrower under its Commitment, which may either be a Base Rate Loan or a Eurodollar Loan, which Loan meets all criteria of the Advance Formula.

"Funding Date" shall have the meaning set forth in Section 2.4(a).

"GAAP" shall mean generally accepted accounting principles consistently applied.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

"Guarantor" or "Guarantors" shall mean, as the context dictates, any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.

"Hazardous Materials" shall mean all of the following:  any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.

"Increase Effective Date" shall have the meaning set forth in Section 2.13(b).

"Increasing Lender" shall have the meaning set forth in Section 2.13(a).
"Indebtedness" shall mean any and all present and future indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to Agent and/or any Lender arising under this Agreement or any other Loan Document, evidenced or incurred, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, now or hereafter existing or arising, due or to become due, whether known or unknown, and whether originally payable to Agent, the Lenders or to a third party and subsequently acquired by Agent and/or any Lender, including, without limitation, (a) any and all direct indebtedness of the Borrower and/or any other Loan Party to Agent and/or any Lender, including indebtedness evidenced by any and all promissory notes executed in connection with this Agreement; (b) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to Agent and/or any Lender arising under any guaranty of the promissory notes evidencing this Agreement where the Borrower and/or any other Loan Party has guaranteed the payment of indebtedness owing to Agent and/or any Lender from a third party; (c) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to Agent and/or any Lender arising from applications or agreements for the issuance of letters of credit under this Agreement; (d) late charges, loan fees or charges and overdraft indebtedness; (e) any agreement to indemnify Agent and Lenders for environmental liability or to clean up hazardous waste; (f) any and all indebtedness, obligations or liabilities for which the Borrower and/or any other Loan Party would otherwise be liable to Agent and/or Lenders under this Agreement, any of the Loan Documents, any guaranty of the obligations under this Agreement or any environmental indemnity executed in connection with this Agreement, were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys' fees on, or in connection with, any of the Indebtedness from and after the filing by or against the Borrower and/or any other Loan Party of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys' fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent conveyance liability motions, fraudulent transfer liability motions and all other motions brought by the Borrower, any other Loan Party, Agent or any Lender or third parties in any way relating to Agent's or any Lender's rights with respect to Borrower, any other Loan Party or third party and/or affecting any collateral securing any obligation owed under this Agreement by the Borrower, any other Loan Party or any third party, probate proceedings, on appeal or otherwise; (g) any and all amendments, modifications, restatements, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, restatements, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; (h) all costs incurred by Agent or any Lender in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement, the other Loan Documents, any guaranty of the obligations of Borrower under this Agreement or any environmental indemnity executed in connection with this Agreement or in connection with any proceeding involving Agent as a result of any financial accommodation to Borrower; and (i) all costs of collecting Indebtedness, including, without limit, attorneys' fees and costs.

"Interest Period" shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(d) no Borrowing shall have an Interest Period which extends beyond the Maturity Date.
"Interest Rate Determination Date" shall mean each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a Eurodollar Loan.

"Leased Property" shall mean any Owned Real Estate of Borrower or any of its Subsidiaries (if applicable) which constitutes Collateral and which is subject to a lease under which Borrower or such Subsidiary, to the extent applicable, is the lessor or landlord.

"Lender" and "Lenders" shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.13(a).

"Lender Default Obligation" shall have the meaning set forth in Section 2.4(d).
"LIBOR" shall means, with respect to each Interest Period for a Eurodollar Loan, the greater of: (i) 0.00%, and (ii) the rate of interest per annum determined by Agent (as set forth by any service selected by Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) to be the per annum rate of interest at which deposits in Dollars are offered to Agent in the London interbank market (rounded upward, if necessary, to the nearest 0.0625%) in which Agent customarily participates at 11:00 a.m. (London time) on such Interest Rate Determination Date for a period equal to such Interest Period and in an amount equal to the amount of such Advance.

"LIBOR Rate" shall mean, for each Interest Period in respect of Eurodollar Loans comprising part of the same Advance, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0625%) equal to (a) LIBOR for such Interest Period divided by (b) one (1) minus the Reserve Requirement for such Interest Period.

"Lien" shall mean any mortgage, pledge, encumbrance, security interest, assignment, lien or charge or other interest of any kind upon any property or assets, whether real, personal or mixed, to secure any indebtedness, obligation or liability owed to or claimed by any Person, whether arising under or based upon contract, law or otherwise.

"Liquid Assets" shall mean, in respect of any applicable Person(s) and as of any applicable date of determination, the sum of unrestricted cash, unrestricted marketable securities, FDIC insured accounts and United States government securities of such Person(s) at such time, but excluding any assets held in a "401K" account, individual retirement account (IRA), pension or other type of retirement account or annuity, Rule 144 securities, securities pledged to secure any debt whether or not the debt is currently outstanding, securities not fully transferable until conditions are met, and assets held in joint accounts with any party who is not the Borrower.

"Loan(s)" shall mean each loan (including Swingline Loans), advance or other extension of credit made by Lenders (or Agent) under this Agreement (or Agent under any other Loan Document) to or otherwise in favor of Borrower.

"Loan Documents" shall mean this Agreement, the Collateral Agreements, any Direct Real Estate Documents, and any and all notes, instruments, documents, and agreements at any time evidencing, governing, securing or otherwise relating to any Loan(s) and/or any of the Indebtedness and Treasury Management Agreements with Agent, subject to the following:  "Loan Documents" do not include any environmental indemnity or any guaranty.  Notwithstanding any provision in any Loan Document, Borrower's obligations under any Environmental Indemnity are not secured by any Direct Mortgage.

"Loan Note" shall mean a promissory note submitted to Agent for inclusion as a Formula Loan or Sublimit Loan, all in form and substance satisfactory to the Agent and Lenders.

"Loan Party" shall mean each Borrower, each Guarantor and each other Person who shall, at any time, be liable for the payment of all or any part of the Indebtedness or who shall own any property that is, at any time, subject to a Lien which secures all or any part of the Indebtedness.

"Loan Recoveries" shall have the meaning set forth in Section 8.8(a).

"Long Term Debt" shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, all Debt of such Person(s) which should be classified as "funded indebtedness" or "long term indebtedness" on a balance sheet of such Person(s) as of such date in accordance with GAAP, including, without limitation, to the extent not otherwise included, capital lease obligations of such Person(s) to the extent classified as long term at such time.

"Maturity Date" shall mean the earlier of (i) May 15, 2020 and (ii) the date on which the principal amount of all outstanding Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

"Material Adverse Effect" shall mean any act, event, condition or circumstance which has had or could have a material and adverse effect on (i) the business, operations, condition (financial or otherwise), performance, prospects, assets or liabilities of any Loan Party, (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound, or the enforceability of any of the Indebtedness or any Loan Document or any rights or remedies of Agent or Lenders thereunder, or (iii) any Loan Party's interest in, or the value, perfection or priority of Agent's, for and on behalf of Lender's security interest or lien in any Collateral or the ability of Agent to realize on any Collateral.

"Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
"Net Income" shall mean, in respect of any applicable Person(s) and for any applicable period of determination, the net income (or loss) of such Person(s) for such period, as determined in accordance with GAAP.

"Notice of Conversion/Continuation" shall have the meaning set forth in Section 2.5(b).
"OFAC" shall mean the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Owned Real Estate" shall mean all real property owned by the Borrower and/or its Subsidiaries.
"Patriot Act" shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
"PBGC" shall mean the U.S. Pension Benefit Guaranty Corporation, or any successor thereto.

"Permitted Encumbrances" shall mean:

(a) Liens to or in favor of Agent created by the Loan Documents;

(b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued (provided the period of time for such contestation does not exceed thirty (30) days) and, if requested by Agent, bonded in an amount and manner satisfactory to Agent;

(c) Liens, not delinquent, created by statute in connection with workers' compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(d) Liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable; and

(e) other Liens described in the Schedule attached hereto, entitled "Additional Permitted Liens."

"Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

"Plan" shall mean any "employee benefit plan" as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

"Pledge Agreements" shall mean each Pledge Agreement and each Amended and Restated Pledge Agreements (together with Collateral Assignments of Deeds of Trust and related agreements in connection therewith) executed by Borrower or any other Loan Party from time to time with or for the benefit of Agent, for and on behalf of Lenders, pledging an Eligible Loan Note.  The current form of Pledge Agreement is in the form attached hereto as Exhibit ___, which form may be amended or modified from time to time by Agent.

"Post-Default Plan" shall mean Agent's recommended course of action for any Collateral acquired by Agent where title to any such collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of Lenders.

"Pricing Grid" shall have the meaning set forth in the definition of "Applicable Margin".

"Primary Collateral" shall mean Collateral that is subject to any Pledge Agreement or Direct Mortgage.

"Property" shall mean any real or personal property now or at any time owned, occupied or operated by Borrower and/or any of its Subsidiaries (if applicable).

"Pro Rata Share" shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of that Lender by (b) the Total Commitment.  Any Swingline Loan made by Agent will be included for Pro Rata Share purposes, as a Loan made by Agent as though that Loan were made by Agent as a Lender.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
"Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
"Regulation Y" shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
"Required Lenders" shall mean Lenders having an aggregate Pro Rata Share in excess of seventy percent (70.00%), subject to the following provisions:  (1) a Lender and its Affiliates are considered a single Lender for purposes of determining whether the Required Lenders have consented to any action; (2) if there is more than one Lender, "Required Lenders" must consist of at least two Lenders; and (3) the commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of "Required Lenders".

"Reserve Requirement" means, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Agent by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

"Retiring Agent" shall mean an Agent terminated or retiring upon the occurrence of an Agent Termination Event.

"Revolving Loan" shall mean a Formula Loan or a Sublimit Loan made by a Lender (either directly or as settlement of a Swingline Loan) to the Borrower under its Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
"Sanctioned Country" shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.
"Sanctioned Person" shall  mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
"Sanctions" shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
"Security Agreement" shall mean the Security Agreement executed concurrently herewith by Borrower for the benefit of Agent, for and on behalf of Lenders as evidenced by UCC filing number 0000000181492534 filed on February 10, 2014.

"Servicing Standard" shall mean the ordinary course of business and in accordance with Agent's usual practices, exercising the same degree of care and discretion in continuing to service the Loans (including, without limitation, in reviewing and approving construction draw requests and inspection reports submitted by Borrower) and in collecting payments thereunder as it would ordinarily take in servicing the Loans and in collecting payments thereunder solely for its own account.

"Sublimit Facility" shall mean a line of credit extended to the Borrower in the form of Sublimit Loans not to exceed with respect to each Eligible Sublimit Loan Note, the Sublimit Formula, provided that the maximum that will be advanced against all Eligible Sublimit Loan Notes at any time will not exceed $25,000,000.

"Sublimit Loan" shall mean a loan made by a Lender (either directly or as settlement of a Swingline Loan) to the Borrower under its Commitment, which may either be a Base Rate Loan or a Eurodollar Loan, which Loan meets all the criteria of the Sublimit Formula.
"Sublimit Formula" shall mean the lesser of (a) 50% of the outstanding principal balance of an Eligible Sublimit Loan Note; or (b) 35% of the Appraised Value of the real property securing the Eligible Sublimit Loan Note based on an appraisal provided by Borrower to Agent.

"Subordinated Debt" shall mean any Debt of Borrower which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Agent.

"Subsidiary" or "Subsidiaries" shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

"Successor Agent" shall have the meaning set forth in Section 8.15.

"Swingline Exposure" shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Loan equal to such Lender's Pro Rata Share of all outstanding Swingline Loans.

"Swingline Lender" shall mean ZB, N.A. dba California Bank & Trust.

"Swingline Loan" shall mean any Loan funded with Swingline Lender's funds as set forth in Section 2.3(d).

"Tangible Net Worth" shall mean, in respect of any applicable Person(s) and as of any applicable date of determination, (a) the net book value of all assets of such Person(s) at such time (excluding Affiliate Receivables, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person(s)), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Debt of such Person(s) at such time.

"Treasury Management Agreement" shall mean any agreement, document or instrument governing the provision of depository, treasury and/or cash management services, including, without limitation, deposit accounts, overdraft protection, credit, debit and purchase cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

"Total Commitment" shall mean Seventy Five Million Dollars ($75,000,000.00).

"Type", when used in reference to a Loan or a Borrowing, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR Rate or the Base Rate.

"Unencumbered" shall mean, in respect of any property or asset of any Person(s), such property or asset is free and clear of all Liens (other than Liens to or in favor of Agent, for and on behalf of Lenders), and no Lien of any nature whatsoever (other than Liens to or in favor of Agent, for and on behalf of Lenders) shall be placed or exist upon or in respect of any such property or asset.

"Uniform Commercial Code" shall mean the California Uniform Commercial Code, as amended, supplemented, revised or replaced from time to time.

"USPAP" shall mean the Uniform Standards of Professional Appraisal Practice, as promulgated from time to time.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Wholly Owned Borrower Subsidiary" shall mean a Subsidiary 100% owned by Borrower.

Section 1.2 Accounting Principles. Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

Section 1.3 Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. "Revolving Loan" or "Sublimit Loan") or by Type (e.g. "Eurodollar Loan" or "Base Rate Loan") or by Class and Type (e.g. "Revolving Eurodollar Loan").  Borrowings also may be classified and referred to by Class (e.g. "Revolving Borrowing") or by Type (e.g. "Eurodollar Borrowing") or by Class and Type (e.g. "Revolving Eurodollar Borrowing").

Section 1.4 Section Headings and References. Section headings and numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 1.5 Construction and Interpretation.  Unless the context of this Agreement clearly requires otherwise, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding".  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Agent's principal office, unless otherwise indicated.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, Lenders or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

ARTICLE 2
LOANS

Section 2.1 General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender's Commitment) to make Loans to the Borrower in accordance with Sections 2.2 and 2.3; and (ii) the Swingline Lender may make Swingline Loans in accordance with Section 2.3(d) which automatically convert to Revolving Loans on the next Business Day; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans exceed the Total Commitment in effect from time to time.
Section 2.2 Revolving Loans; Formula Loans and Sublimit Loans.
(a) Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Total Commitment, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender's Credit Exposure exceeding such Lender's Commitment or (b) the aggregate Credit Exposures of all Lenders exceeding the Total Commitment.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.  For the avoidance of doubt, no Revolving Loan shall be drawn on the Closing Date.  Each Loan will be subject to the terms of either the Advance Formula or Sublimit Formula as set forth below.  The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.
(b) The aggregate unpaid principal balance of Borrower's Indebtedness to Agent and Lenders outstanding under the Formula Loans shall not at any time exceed the Advance Formula, the aggregate unpaid principal balance of Borrower's Indebtedness to Agent and Lenders outstanding under the Sublimit Loans shall not at any time exceed the Sublimit Formula, and the outstanding principal balance of all Loans at any time may not exceed the Total Commitment.  Furthermore, the maximum that will be advanced against all Eligible Sublimit Loan Notes at any time (i) will not exceed $25,000,000 and (ii) shall always be less than the aggregate amount outstanding under the Formula Loans.
(c) All Eligible Sublimit Loan Notes presented to the Agent and funded under the Sublimit Facility shall be and remain free and clear of any security interests, liens, encumbrances or rights of others except the security interests of the Agent under any security agreements required under this Agreement.  Any particular Eligible Sublimit Loan Note may be converted to a Formula Loan upon Borrower's notice to Agent and compliance with all terms and conditions to become a Formula Loan.
(d) If, at any time, the aggregate unpaid principal balance of Borrower's Indebtedness to agent and Lenders outstanding under the Formula Loans exceeds the Advance Formula or the aggregate unpaid principal balance of Borrower's Indebtedness to Agent and Lenders outstanding under the Sublimit Loans exceeds the Sublimit Formula, Borrower shall immediately pay Agent sums sufficient to reduce the Formula Loans and Sublimit Loan by the amount of such excess, without the necessity of notice or demand by Agent. The foregoing shall not limit, waive or otherwise affect any rights or remedies available to Agent or Lenders, whether under this Agreement, the Collateral Agreements, or any other Loan Documents, at law or otherwise.  Notwithstanding any of the provisions contained this Agreement or otherwise, Borrower hereby acknowledges and agrees that upon completion of any inspections or audits permitted under this Agreement, Agent shall have the right to modify the percentage of Eligible Loan Notes, Eligible Sublimit Notes, and Eligible Owned Real Estate included within the Advance Formula, based on its review of the results of such inspection or audit.

Section 2.3 Procedures for Revolving Loan Borrowings.
(a) The Borrower shall submit all documentation required with respect to each Loan for inclusion of each Eligible Loan Note or Eligible Sublimit Loan Note, as the case may be and advise Agent whether the submitted Loan Note is submitted for purposes of a Formula Loan or Sublimit Loan.  Following receipt of all supporting documentation and information required under this Agreement and by Agent, Agent will determine the amount of the Advance amount available as to each Loan Note that qualifies as an Eligible Loan Note or Eligible Sublimit Loan Note (each an "Eligible Loan").
(b) After Agent notifies Borrower that a Loan Note qualifies for inclusion in the Formula Loan or Sublimit Loan, at any time the Borrower would like to request an Advance, Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) of each requested Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a "Disbursement Request").  Each Disbursement Request shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the Type of such Loan comprising such Borrowing and (iii) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall not be less than $500,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight (8).  Promptly following the receipt of a Disbursement Request in accordance herewith, the Agent shall advise each Lender of the details thereof and the amount of such Lender's Loan to be made as part of the requested Borrowing, subject to the proposed Borrowing complying with the Advance Formula or Sublimit Formula, as the case may be.  Borrower shall be entitled to an Advance only in an amount approved by Agent in accordance with the terms of this Agreement and the other Loan Documents.
(c) With respect to each Eligible Loan, Lenders will Advance with respect to (a) a Base Rate Borrowing (i) one (1) Business Day for a Disbursement Request received prior to 10:00 a.m. and (ii) two (2) Business Days for a Disbursement Request received thereafter; and (b) Eurodollar Borrowing (A) two (2) Business Days for a Disbursement Request received prior to 10:00 a.m. and (ii) three (3) Business Days for a Disbursement Request received thereafter;
(d) To fulfill any request for a Revolving Loan hereunder, Swingline Lender may in its sole and absolute discretion advance Swing Line Loans to Borrower through one (1) day prior to the Maturity Date, up to an aggregate outstanding amount of $10,000,000 and may, but is not obligated to, make such Advance on the same day as receiving a Disbursement Request.  Swing Line Loans shall convert to an Advance under a Revolving Loan (either Formula Loan or Sublimit Loan) on the following Business Day and will constitute an Advance under the Revolving Loans for all purposes, except that payments thereon shall be made to Swingline Lender for its own account until Lenders have funded their Pro Rata Share therein as provided in Section 2.4(b) below.
(e) The Borrower agrees that on the due date of any amount due under this Agreement, the Agent will debit the amount due from deposit account number ending in ____________ owned by Borrower, or such other of the Borrower's accounts with the Agent as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.  Each disbursement by the Agent and each payment by the Borrower will be evidenced by records kept by the Agent which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Agent.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.
(f) The funding, disbursement and extension of any Loan to or in favor of Borrower shall be subject to the execution and/or delivery unto Lenders or Agent of such Loan Documents as Agent or Lenders may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Agent and Lenders may from time to time require.

Section 2.4 Funding of Borrowings by Lenders.
(a) At least one (1) Business Day (by 10:00 a.m. Pacific time) prior to each date an Advance (except Swing Line Loans which are governed by Section 2.3(c) above) is to be made, Agent shall notify each Lender of the proposed Advance in writing by facsimile or email, and shall provide each Lender with copies of all documents submitted by or on behalf of Borrower in support of the proposed Advance.  Each Lender shall make available to Agent the amount of such Lender's Pro Rata Share of such Advance in immediately available funds to such account as Agent may designate not later than 10:00 a.m. Pacific time on the date such Advance is to be made (such date being referred to herein as a "Funding Date").  Agent shall not make an Advance to the Borrower if the conditions specified in the Loan Documents to such Advance were not satisfied, unless all Lenders authorize the Advance in writing.  If Agent fails to fund an Advance to Borrower because Agent determines that the conditions to such Advance were not satisfied, Agent may retain the funds to be advanced pending satisfaction of such conditions, or return each Lender's Pro Rata Share of the Advance to such Lender.  Upon Agent's approval of any requested Advance and notification of Lenders in accordance with this Section, each Lender shall be bound to fund its Pro Rata Share of such Advance.  Notwithstanding the foregoing, to the extent that an Advance is to pay accrued interest owing by Borrower, Agent may make such an Advance without collecting the funds from the Lenders; Agent will notify each Lender of the Advance and the amount each Lender should debit its records for the Loan to account for it and the amount that each Lender should calculate as having been received as interest.
(b) Settlement of Swing Line Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), based on each Lender's Pro Rata Share.  Between settlement dates, Agent may in its discretion apply payments on the Loan to Swing Line Loans, regardless of any designation by Borrowers or any provision herein to the contrary.  Each Lender is hereby bound to fund and reimburse Agent, without recourse or warranty, its undivided Pro Rata Share in all Swing Line Loans outstanding from time to time until settled.  If a Swing Line Loan cannot be settled among Lenders, whether due to an insolvency proceeding involving Borrower or for any other reason, each Lender shall pay the amount of such Swing Line Loan based on its Pro Rata Share to Agent, in immediately available funds, within one Business Day after Agent's request therefor.  Each Lender's obligations to make settlements are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated or the conditions to advance set forth in this Agreement are satisfied.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Default Rate.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender's participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
(c) Borrower hereby irrevocably authorizes Agent on behalf of Lenders (but Agent shall have no obligation) to (a) disburse Loan funds and/or funds in the Designated Account directly to Lenders to pay interest due on the Loan, and (b) disburse and directly apply the proceeds of any advance of Loan funds and/or funds in such accounts, in each case to the satisfaction of any of Borrower's obligations under any of the Loan Documents, even though Borrower did not include that amount in a Disbursement Request.  Each such direct advance of Loan proceeds shall be added to the outstanding principal balance of the Loan and shall be secured by the Loan Documents.  Unless Borrower pays such interest from other resources, Agent may advance Loan funds and/or disburse funds in the Designated Account pursuant to this Section for interest payments as and when due.  Nothing contained in this Agreement shall be construed to permit Borrower to defer payment of interest on the Loan beyond the date(s) due.  Without limiting the foregoing, Agent may hold, use, disburse and apply the Loan and any funds in the Designated Account for payment of any obligation of Borrower under the Loan Documents.  Borrower hereby assigns and pledges the proceeds of the Loan and any the Designated Account to Agent for itself and for the benefit of Lenders for such purposes.
(d) If a Lender (a "Defaulting Lender") defaults in making any Advance it was obligated to make under this Agreement or paying any other sum payable by it hereunder, any Lender, by written notice to Agent at such Lender's sole option, may (but shall not be obligated to) fund such amounts on behalf of such Defaulting Lender.  If more than one Lender elects to fund a Defaulting Lender's share then each such Lender shall fund on a pro rata basis, based on their respective Pro Rata Shares.  The amount that the Defaulting Lender failed to advance or pay, together with interest thereon at the Default Rate under this Agreement from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the "Lender Default Obligation") shall be payable by the Defaulting Lender (i) to any Lender(s) that fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender that under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended.  Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts that would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal, first to Agent with respect to Swing Line Loans) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender.  If Borrower pays interest to Agent on account of principal advanced by a Lender(s) on behalf of a Defaulting Lender, that interest shall be remitted to the Lender(s) who made such advance, and shall reduce the amount of interest Defaulting Lender is obligated to pay to such Lender(s) on account of such advance.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  No Defaulting Lender shall have the right to vote on matters that are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders that constitutes the Required Lenders shall be calculated exclusive of the percentage of the Defaulting Lender and such Defaulting Lender shall not be considered a "Lender" in determining the Required Lenders.  Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender's breach of this Agreement, to collect damages.  In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys' fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.  The foregoing indemnity agreement shall survive termination of this Agreement.

Section 2.5 Interest Elections.
(a) Each Borrowing initially shall be of the Type specified in the applicable Disbursement Request.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.5 attached hereto (a "Notice of Conversion/Continuation") (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period".  If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.2(b).
(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.
(d) Upon receipt of any Notice of Conversion/Continuation, the Agent shall promptly notify each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

Section 2.6 Evidence of Indebtedness.
(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.5(b), (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.5(b), (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Agent hereunder from the Borrower in respect of the Loans and each Lender's Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a "noteless" credit agreement.  However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 2.7 Optional Prepayments; Early Termination.
(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid, provided that any prepayment contemplated to be made with the proceeds of a refinancing may be conditioned on the consummation of the refinancing transaction.  Upon receipt of any such notice, the Agent shall promptly notify each affected Lender of the contents thereof and of such Lender's Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (provided that any prepayment contemplated to be made with the proceeds of a refinancing may be conditioned on the consummation of the refinancing transaction), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.9(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.10(a).  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
(b) The Borrower may, upon at least ten (10) Business Days' prior written notice to the Agent, pay all amounts that are due and owing under this Agreement and terminate this Agreement (except provisions that expressly survive termination) provided that the Borrower has paid: (i) all unpaid fees owing under this Agreement, including, but not limited to, the Unused Commitment Fee, if any, accrued and unpaid to the date of termination; (ii) in accordance with the terms hereof all outstanding principal together with interest thereon to the date of prepayment; and (iii) all other unpaid costs, if any, due under this Agreement; provided, further that if the termination of this Agreement requires the prepayment of a Eurodollar-based Advance and such termination is made on a day other than the last Business Day of the then current Interest Period applicable to any Eurodollar-based Advance, then, pursuant to Section 2.10(a), the Borrower shall compensate the Lenders and/or the Swing Line Lender for any losses.  Termination of this Agreement and any accompanying prepayments of Advances of the Loans shall be distributed by the Agent to each Lender in accordance with such Lender's Pro Rata Share thereof, and will not be available for reinstatement by or readvance to the Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by the Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower.  Any request for termination of this Agreement by Borrower shall be permanent and irrevocable.
Section 2.8 Mandatory Prepayments.  If at any time the aggregate Credit Exposure of all Lenders exceeds the Total Commitment, as reduced pursuant to this Agreement, the Borrower shall immediately repay the Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.10(a).  Each prepayment under this Section 2.8 shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof.

Section 2.9 Interest on Loans.
(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the LIBOR Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c) From and after the occurrence of any Default hereunder, and so long as any such Default remains unremedied or uncured thereafter, the Indebtedness outstanding under this Note shall bear interest at the Default Rate, which interest shall be payable upon demand.
(d) Accrued and unpaid interest on the unpaid principal balance outstanding hereunder shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise) and be computed on the principal balance outstanding from time to time under this Agreement in accordance with the terms hereof until the same is paid in full.
(e) The Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.10  Terms Specific to Eurodollar Loans.
(a) In the event of (i) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure by the Borrower to borrow (for a reason other than the failure of a Lender to make the applicable Loan), prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event (calculated as if 100% of the applicable Eurodollar Loan had been funded in the London interbank market).  Such loss, cost or expense shall be deemed to include all actual and realized (excluding, in any case, loss of anticipated profit) losses, expenses, and liabilities, including any interest paid by Agent as well as any Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans, any loss, expense or liability incurred by Agent in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of Eurodollar Loans prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Agent and each Lender by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Agent in its reasonable discretion, if any, that Agent and Lenders may incur attributable to the following: (i) if for any reason (other than a default by Agent and Lenders or due to any failure of Agent or Lenders to fund Eurodollar Loans due to illegality under Section 2.10(e)) a borrowing or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified in a Disbursement Request or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration other than a conversion pursuant to Section 2.10(e)) any complete or partial principal payment or any conversion of any Eurodollar Loans occurs on a date prior to the last day of an Interest Period applicable to that Eurodollar Loan.  Agent's determination as to such amount shall be conclusive absent manifest error.
(b) If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:
(i)
the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)
the Agent shall have received notice from the Required Lenders that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Disbursement Request or a Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

(c) Calculation of all amounts payable to Agent and Lenders under this Section 2.10 shall be made as though Agent and Lenders had actually funded each of their relevant Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Agent and each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section.
(d) During the continuance of an Event of Default or after acceleration of the Indebtedness, Agent may require, by notice to Borrower, that Eurodollar Loans shall no longer be available and all Eurodollar Loans shall be converted to Base Rate Loans at the end of the Interest Period applicable thereto.
(e) If it shall become unlawful for Agent or Lenders to continue to fund or maintain any Eurodollar Loans, or to perform its obligations hereunder with respect to Eurodollar Loans, upon notice by Agent, the obligation of Agent and Lenders to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until Agent notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from Agent, at Borrower's election either prepay or, if applicable, convert all Eurodollar Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Agent and Lenders may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if Agent and/or Lenders may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest thereon.  Notwithstanding the foregoing, to the extent a determination by Agent as described above relates to a Eurodollar Loan then being requested by Borrower pursuant to a Disbursement Request or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 2.10(a), to (i) rescind such Disbursement Request or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which Agent gives notice of its determination as described above, or (ii) modify such Disbursement Request or Notice of Conversion/Continuation to obtain a Base Rate Loan or to have outstanding Advances converted into or continued as Base Rate Loans by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such modification on the date on which Agent gives notice of its determination as described above.
Section 2.11 Fees.
(a) For and in consideration of each Lender making its portion of the Loans available to Borrower, Borrower agrees to pay Agent, for the benefit of each Lender, a fee (the "Upfront Fee") of 0.55% of the Total Commitment.  Such Upfront Fee shall be for the Lenders' participation in the Loans and shall be payable in full upon the Closing Date.  The allocation and distribution of the Upfront Fee among the Lenders will be based on each Lender's Pro Rata Share, and is not refundable.
(b) Borrower will pay an annual administrative agent fee of $7,500 to Agent, for its own account as Agent for the Lenders under this Agreement, annually in advance on the Closing Date and on each anniversary thereof, until the Loans are terminated in full.
(c) The Borrower agrees to pay to the Agent for the account of each Lender an unused commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Commitment of such Lender during the Availability Period.  For purposes of computing the unused commitment fee, the Commitment of each Lender shall be deemed used to the extent of the outstanding Loans (and include the Swingline Exposure of such Lender).
(d) Accrued fees under subsection (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2018, and on the Maturity Date (and, if later, the date the Loans shall be repaid in their entirety); provided that any such fees accruing after the Maturity Date shall be payable on demand.

Section 2.12 Computation of Interest and Fees.  Interest and fees under this Agreement are computed on a 365/360 basis; that is by applying a ratio of the interest rate or fees as the case may be over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Agreement and fees are computed using this method.  This calculation results in a higher effective interest rate than the numeric interest rate stated in this Agreement.  NOTICE: Under no circumstances will the interest rate under this Agreement be more than the maximum rate allowed by law.  Each determination by the Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.13 Increase of Commitments; Additional Lenders.
(a) Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Total Commitment by an amount not exceeding $20,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) any increase will permanently reduce the amount available under this provision.  At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender or any potential Lenders are requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders and potential Lenders).  Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  Any Lender increasing its Commitment is referred to as an "Increasing Lender".  The Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Agent and the other Lenders, the Borrower or Agent (with the approval of Borrower) may also invite additional financial institutions (each an "Additional Lender") to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.
(b) If the Total Commitment is increased in accordance with this Section, the Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(c) As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer of Borrower (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase and borrowing from a particular Lender, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 4 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default nor Event of Default exists.  The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any prepayment fees required) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.
(d) This Section shall supersede any provisions in Sections 8.3(b) and 8.10 to the contrary.
Section 2.14 Late Charges.  A late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Agent within ten (10) calendar days after the payment due date, and acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under this Agreement.
Section 2.15 Change in Law.
(a) If any Change in Law shall (i) subject Lenders to any tax, duty or other charge with respect to this Note or any Indebtedness, or shall change the basis of taxation of payments to Lenders of the principal of or interest under this Agreement or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of such Lender imposed by the jurisdiction in which the respective Lender's principal executive office is located); or (ii) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lenders, or shall impose on either Lender or the foreign exchange and interbank markets any other condition affecting this Agreement or the Indebtedness; and the result of any of the foregoing is to increase the cost to either Lender of maintaining any part of the Indebtedness or to reduce the amount of any sum received or receivable by Agent and Lenders under this Agreement by an amount deemed by the Lenders to be material, then the Borrower shall pay to such affected Lender, within fifteen (15) days of the undersigned's receipt of written notice from Agent demanding such compensation, such additional amount or amounts as will compensate Lender for such increased cost or reduction.  A certificate of Agent, prepared in good faith and in reasonable detail by Agent and submitted by Agent to the undersigned, setting forth the basis for determining such additional amount or amounts necessary to compensate Lender(s) shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by either Lender (or any corporation controlling such Lender), and Lenders determine that the amount of such capital is increased by or based upon the existence of any obligations of either Lender or Agent hereunder or the maintaining of any Indebtedness, and such increase has the effect of reducing the rate of return on such Lender's (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Indebtedness to a level below that which such Lender (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the undersigned shall pay to Agent, within fifteen (15) days of the undersigned's receipt of written notice from Agent demanding such compensation, additional amounts as are sufficient to compensate such Lender (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Lenders reasonably determine to be allocable to the existence of any obligations of the affected Lender hereunder or to maintaining any Indebtedness.  A certificate of Agent as to the amount of such compensation, prepared in good faith and in reasonable detail by the Agent and submitted by Agent to the undersigned, shall be conclusive and binding for all purposes absent manifest error.
ARTICLE 3
CONDITIONS PRECEDENT TO LOANS

Section 3.1 Conditions to Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Sections 8.3(a)(v) and 9.3):

(a) The Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Agent and its Affiliates (including reasonable fees, charges and disbursements of counsel to the Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Agent.
(b) The Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Agent:
(i)
a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)
a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii)
certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(iv)	the Security Agreement, duly executed by the Borrower.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2 Conditions to Each Advance.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;
(b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);
(c) all conditions to either a Formula Loan or a Sublimit Loan, as the case may be, have been met; and
(d) the Borrower shall have delivered the required Disbursement Request and all supporting documents related thereto.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower, for and on behalf of itself, hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Indebtedness remains unpaid and outstanding:

Section 4.1 Authority. It is duly organized, validly existing and in good standing under the laws of the State of Maryland; it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Borrower is a party or by which it is otherwise bound, are within Borrower's respective powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Borrower's organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority.

Section 4.2 Real Estate Investment Trust.  It is duly organized, validly existing and in good standing as a real estate investment trust, and has taken such actions as are necessary to preserve its status as a real estate investment trust.  It is also in compliance with the terms and provisions of its Articles of Incorporation and other organizational documents, as they have been amended, modified, and corrected.

Section 4.3 Enforceability of Agreement and Loan Documents. This Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Borrower, or by which Borrower is otherwise bound, will be valid and binding and legally enforceable against Borrower in accordance with their terms.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which Borrower is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Borrower, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower, except to or in favor of Agent, for and on behalf of Lenders.

Section 4.5 Governmental Approvals.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents and (b) will not violate any laws applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority.

Section 4.6  Litigation or Proceedings. No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Borrower or any of its officers, is threatened against Borrower or any of its Subsidiaries, the outcome of which could result in a Material Adverse Effect.

Section 4.7 No Liens. There are no Liens on any of Borrower's Property or assets, except Permitted Encumbrances.

Section 4.8 No Defaults. There exists no Default or Event of Default under any of the Indebtedness.

Section 4.9 Financial Statements; No Material Adverse Change. The most recent financial statements with respect to Borrower delivered to Agent and to any Lender fairly present the financial condition of Borrower as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since December 31, 2017, there has been no material adverse change in the condition (financial or otherwise) of Borrower.

Section 4.10  Subsidiaries. As of the date of this Agreement, Borrower has no Subsidiaries, except those, if any, disclosed on the Schedule of Subsidiaries attached to this Agreement, which Schedule sets forth the name, place of incorporation, and percentage of ownership of Borrower in each such Subsidiary.

Section 4.11  Regulation U or G; Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying "margin stock" or "margin securities" within the meanings of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.  None of the proceeds of any of the Loans will be used, directly or indirectly, for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.

Section 4.12  Legal Name. Borrower's true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Agent on or before the date of this Agreement, Borrower has not conducted business under any name other than that set forth on the signature page to this Agreement.

Section 4.13  Solvency. Borrower is solvent and is able to pay its debts (including, without limit, trade debts) as they mature.

Section 4.14  Taxes. All taxes, assessments and other similar imposts and charges levied, assessed or imposed upon Borrower and/or any of its property or assets have been paid, except to the extent being diligently contested in good faith.

Section 4.15  Hazardous Materials. Borrower has not used Hazardous Materials on, in, under or otherwise affecting any Property now or at any time owned, occupied or operated by Borrower or upon which Borrower has a place of business in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect. Borrower has never received any notice of any violation of any Environmental Law(s), and to the best of Borrower's knowledge, there have been no actions commenced or threatened by any party against Borrower or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could result in a Material Adverse Effect.

Section 4.16  Leases. All leases covering any Leased Property, if any, are in full force and effect, there are no defaults under any of the provisions thereof, and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.

Section 4.17  Compliance with Laws.  The Borrower and each of its Subsidiaries is in compliance with (a) all federal, state, local, foreign, multinational and international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property, products, business or operations are subject and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.18  ERISA.  Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification).  No ERISA Event has occurred or is reasonably expected to occur.  There exists no Unfunded Pension Liability with respect to any Plan.  None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan.  There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries.  The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan.  No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

Section 4.19  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" or is "controlled" by an "investment company", as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection with the incurrence of Indebtedness.

Section 4.20  Ownership of Property; Insurance.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent financial statements provided to Agent, in each case free and clear of Liens prohibited by this Agreement.
(b) Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.
(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
(d) As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any Owned Real Estate.
Section 4.21  Sanctions.  The Borrower has implemented and maintains in effect, or has caused its manager to implement and maintain in effect, policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries, Affiliated Persons and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any of its Subsidiaries, any Affiliate or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, any of its Subsidiaries or any Affiliated Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 4.22  Patriot Act.  Neither any Loan Party nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto.  Neither any Loan Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE 5
AFFIRMATIVE COVENANTS

So long as either Lender shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, Borrower covenants and agrees that it shall:

Section 5.1 Financial Statements; Reporting Requirements. Provide to Agent, or cause to be provided to Agent, the following, each of which shall be prepared in accordance with GAAP, and shall be in form and detail acceptable to Agent:

(a) As soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Borrower, annual CPA audited consolidated financial statements of Borrower for and as of the end of each such fiscal year, containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income, expenses and retained earnings and a statement of cash flows of Borrower for each such fiscal year, and such other comments and financial details as are usually included in similar reports or as may be requested by Agent, certified by an Authorized Officer of Borrower.

(b) As soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter of Borrower (i.e., March 31, June 30, September 30 and December 31), internally prepared consolidated financial statements of Borrower, containing the balance sheet of Borrower as of the end of each such period, statements of income, expenses and retained earnings and a statement of cash flows for Borrower for such period and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports or as may be requested by Agent, certified by an Authorized Officer of Borrower.

(c) Simultaneous with the delivery to Agent of the respective financial statements required above, a Compliance Certificate, in the form attached as a Schedule to this Agreement.

(d) Within twenty (20) days after and as of the end of each calendar month, a Borrowing Base Certificate of Borrower as of such time, each of which Borrowing Base Certificate shall include a schedule identifying (i) each Eligible Loan Note at such time, and such other matters and information relating to the Eligible Loan Notes as Agent may request, (ii) each Eligible Sublimit Loan Note at such time, and such other matters and information relating to the Eligible Loan Notes as Agent may request and (iii) each Eligible Owned Real Estate at such time, and such other matters and information relating to the Eligible Owned Real Estate as Agent may request, with a certificate setting forth Borrower's calculation of the Advance Formula as of the date of such borrowing base report.  Each Borrowing Base Certificate so delivered to Agent shall be certified by an Authorized Officer of Borrower.  The Borrowing Base Certificate shall be in the forms attached as a Schedule to this Agreement.

(e) As soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a financial statement and rent roll for each parcel(s) of real Property comprising any Eligible Owned Real Estate, reflecting income, expenses, assets and liabilities attributable to such Eligible Owned Real Estate and the operations thereof, and the name of each lessee, the net monthly rental for each space in such Eligible Owned Real Estate and such other information as Agent may request, certified by an Authorized Officer of Borrower.

(f) Upon request by Agent, brokerage and bank statements for Borrower and such other information and documents as Agent may request to show Borrower's Liquid Assets.

(g) No later than thirty (30) days after the end of each fiscal year of Borrower, updated financial projections for Borrower, including projected income, expenses, balance sheet and statement of cash flows, for the immediately following fiscal year.

(h) Promptly after becoming aware of the occurrence or existence of any Default or Event of Default, any change to the Borrowing Base Certificate, or of any other condition, occurrence or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement of an Authorized Officer of Borrower setting forth the details of such Default or Event of Default, change in Borrowing Base Certificate or such other condition or occurrence, and the action which Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto.

(i) From time to time such additional schedules, certificates, reports, and rent rolls respecting all or any of the Collateral, the items or amounts received by Borrower in full or partial payment of any of the Collateral, and any goods (the sale or lease of which by Borrower shall have given rise to any of the Collateral) possession of which has been obtained by Borrower, all and as to such extent as Agent may request.  Any such aging, schedule, certificate, report, or rent roll shall be executed by a duly authorized officer of Borrower and shall be in such form and detail as Agent may specify.

(j) Such other information concerning Borrower, any other Loan Party, or the Collateral as Agent shall reasonably request from time to time.

Section 5.2 Keeping of Books and Records; Inspections and Audits. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, any financial statements required to be delivered to Agent pursuant to this Agreement) prepared in accordance with GAAP; permit Agent, or its representatives, at reasonable times and intervals, to visit all of Borrower's offices and to make inquiries as to Borrower's respective financial matters with its respective directors, officers, employees, and independent certified public accountants; and permit Agent, through Agent's authorized attorneys, accountants and representatives, to inspect, audit and examine Borrower's books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours including, without limit, audits of Borrower's accounts receivable, inventory and other Collateral to be conducted not less frequently than annually. Borrower shall reimburse Agent for all reasonable costs and expenses incurred by Agent in connection with such inspections, examinations and audits, and to pay to Agent such fees as Agent may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Borrower and Agent.

Section 5.3 Maintain Insurance. Keep its insurable properties (including, without limitation, any Collateral at any time securing all or any part of the Indebtedness) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an "all-risk" policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower, (ii) necessary workers' compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Agent, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be satisfactory to Agent.  All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days' prior written notice to Agent.  Borrower will promptly deliver to Agent, at Agent's request, evidence satisfactory to Agent that such insurance has been so procured and, with respect to casualty insurance, made payable to Agent.  If Borrower fails to maintain satisfactory insurance as herein provided, Agent shall have the option (but not the obligation) to do so, and Borrower agrees to repay Agent, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Agent.

Section 5.4 Pay Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrower and/or its property or assets, except to the extent being diligently contested in good faith and, if requested by Agent, bonded in an amount and manner satisfactory to Agent.  If Borrower fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Agent shall have the option (but not the obligation) to do so, and Borrower agrees to repay Agent, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Agent.

Section 5.5 Maintain Existence; Conduct of Business; Compliance with Laws. Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower's corporate or other applicable existence, including its status as a real estate investment trust, rights and franchises and comply with all applicable laws, ordinances and government rules and regulations to which it is subject; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; maintain all permits, licenses, approvals and agreements which it is required to maintain or comply with, where the failure to do so could result in a Material Adverse Effect; maintain Borrower's same place(s) of business, chief executive office or residence, as applicable, as currently exists, and not relocate said address(es) without giving Agent ninety (90) days' prior written notice of such proposed change, but the giving of such notice shall not cure or remedy any Default or Event of Default caused by such change; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.6 Environmental Laws. Comply, and cause each of its Subsidiaries (to the extent applicable) to comply, in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could result in a Material Adverse Effect; and promptly provide to Agent, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Borrower and/or any of its Subsidiaries, or of any circumstance or condition which requires or may require a financial contribution by Borrower and/or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower and/or any of its Subsidiaries under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower and/or any of its Subsidiaries for any violation or alleged violation of any Environmental Law(s) by Borrower and/or any of its Subsidiaries. Borrower hereby indemnifies, saves and holds Agent and Lenders, and any of Agent's and Lender's past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys' fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation or asserted violation of any applicable Environmental Law(s); provided, however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Agent or any of its agents or employees. The provisions of this Section shall survive repayment of the Indebtedness and satisfaction of all obligations of Borrower to Lenders and termination of this Agreement.

Section 5.7 Anti-Corruption Laws.  Conduct its, and cause its Subsidiaries to conduct their, business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation or laws in other jurisdictions and institute and maintain, or cause its manager to institute and maintain, policies and procedures designed to promote and achieve compliance with such laws.

Section 5.8 Maintain Bank Accounts. Maintain all of Borrower's principal bank accounts with Agent and notify Agent immediately in writing of the establishment or existence of any other bank account, deposit account or other account into which money may be deposited (other than with Agent); provided, however, providing any such notice to Agent shall not waive the occurrence or existence of any Default or Event of Default arising or existing as a result of the establishment or existence of any account(s) in violation of this Section. At Agent's and Borrower's collective discretion, Borrower may keep certain accounts with any Lender.

Section 5.9 Copies of Leases. Deliver to Agent copies of all leases existing and in effect with respect to any Leased Property, and deliver to Agent copies of all proposed leases (whether as of the date of this Agreement or hereafter) with respect to any such Leased Property prior to execution thereof. All leases with respect to any such Leased Property (and renewals, extensions and material modifications thereof), and all tenants of such Leased Property, shall be subject to Agent's written approval prior to execution of any lease (or any renewal, extension or material modification thereof), including, without limitation, Agent's approval of the financial statements of each proposed tenant, which approval shall be in the sole discretion of Agent.  Agent may require financial information concerning each proposed tenant of any such Leased Property, including a minimum of one (1) year's operating statements. Borrower shall use its best efforts to keep any such Leased Property fully leased.  Borrower shall fully and faithfully perform each and every covenant, agreement, or obligation of lessor or landlord under any and all leases covering any portion of any such Leased Property.  Upon the request of Agent, Borrower shall provide Agent with a current rent roll supplying the name of each tenant of any such Leased Property and the net monthly rental for each space and such other information as Agent may request.

Section 5.10  ERISA Compliance. At all times meet, and cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA; promptly after Borrower knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to Agent a certificate of an Authorized Officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Agent, furnish to Agent (or cause the plan administrator to furnish Agent) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower or any of its Subsidiaries not later than ten (10) days after such report has been so filed. Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to such Borrower and does not result in a Material Adverse Effect.

Section 5.11  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12  Use of Proceeds.  The Borrower will use the proceeds of all Loans to finance working capital needs.

Section 5.13  Liquid Assets.  At all times be and remain the owner of Unencumbered Liquid Assets having a value (as such value is determined by Agent) of not less than Three Million Five Hundred Thousand Dollars ($3,500,000) which Unencumbered Liquid Assets must be on deposit with Agent and each Lender in such amounts as agreed to by Agent and Lenders from time to time.  Within thirty (30) days of this Agreement, Borrower shall open an account with each of Umpqua Bank and First Bank in the amount of $1,166,666 and continue to keep on deposit with Agent the amount of $1,166,667.  The location of deposits to satisfy this requirement may change as directed by Agent with the consent of the other Lenders.

Section 5.14  Debt-to Tangible Net Worth Ratio. Maintain, at all times, a Debt-to-Tangible Net Worth Ratio of not more than 0.60 to 1.00.

Section 5.15  Debt Service Coverage Ratio.  Maintain a consolidated Debt Service Coverage Ratio of not less than 1.75 to 1.00.  For purposes of this Agreement, the Debt Service Coverage Ratio shall be calculated quarterly as of the end of each fiscal quarter of Borrower and the relevant period of determination for the calculation shall be the four (4) fiscal quarter period ending as of each such date.

Section 5.16  Disbursement Requests.  Submit requests for disbursements under the Loan in the form of the Disbursement Request attached as a schedule to this Agreement.

Section 5.17  Inspections; Compliance.  Borrower shall permit Agent and its designees from time to time to make such inspections and audits, and to obtain such confirmations or other information, with respect to any of the Collateral as Agent is entitled to make or obtain under the Collateral Agreements or other Loan Document(s), and shall reimburse Agent on demand for all costs and expenses incurred by Agent in connection with such inspections and audits. Borrower shall further comply with all of the other terms and conditions of the Collateral Agreements and each of the other Loan Documents.

ARTICLE 6
NEGATIVE COVENANTS

So long as Agent or any Lender shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, Borrower covenants and agrees that it shall not, without the prior written consent of Agent:

Section 6.1 Redeem Stock.  Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, unless Borrower has previously provided to Agent a proforma compliance certificate showing compliance with the Agreement immediately following such purchase, redemption, retirement or acquisition.

Section 6.2 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Encumbrances.

Section 6.3 Debt. Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except (without duplication) for (i) the Indebtedness, (ii) Subordinated Debt, (iii) existing indebtedness (if any) to the extent set forth in the Schedule of Debt attached hereto or in the most recent financial statements of Borrower delivered to Agent prior to the date of this Agreement, (iv) unsecured trade indebtedness, utility indebtedness and non-extraordinary accounts payable incurred and paid in the ordinary course of business, (v) secured Debt not to exceed an aggregate of Twenty Million Dollars ($20,000,000.00) incurred in the ordinary course of Borrower's business that is secured by Liens of the type described in Section A of the Schedule of Additional Permitted Liens attached hereto and that satisfies all of the requirements in Section A of the Schedule of Additional Permitted Liens attached hereto; and (vi) other unsecured Debt not to exceed Five Hundred Thousand Dollars ($500,000.00), in aggregate, at any time outstanding.

Section 6.4 Loans and Advances. Make loans, advances or extensions of credit to any Person, except as authorized by Borrower's Articles of Incorporation, as amended.

Section 6.5 Guaranties. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, except (i) guaranties in favor of Agent; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

Section 6.6 Asset Dispositions; Dissolution; Mergers; Capital Structure; Business Purpose. (a) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory in the ordinary course of business; (b) change its name, its corporate identity or structure, its form of organization or the state in which it has been formed or organized; (c) dissolve or liquidate or consolidate with or merge into any other Person, or permit any other Person to merge into it; (d) acquire all or substantially all the properties or assets of any other Person; (e) enter into any reorganization or recapitalization, or reclassify its capital stock; (f) enter into any sale-leaseback transaction; (g) permit any levy, attachment or restraint to be made affecting any of Borrower's assets; (h) permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower's assets; or (i) make any other change in Borrower's financial structure or in any of its business objects, purposes or operations which, in the opinion of Agent, could result in a Material Adverse Effect; (j) enter into any transaction not in the ordinary course of Borrower's business; or (k) make any payment on account of any Subordinated Debt in violation of the provisions of any subordination agreement between Agent and the applicable subordinated debt holder, or otherwise fail to comply with the terms and conditions set forth in any such subordination agreement.

Section 6.7 Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for (a) the common stock of any Subsidiaries owned by Borrower on the date of this Agreement, as more particularly described in the Schedule of Subsidiaries attached hereto, (b) certificates of deposit or time deposits with Agent or any Lender, and (c) direct obligations of the United States of America, or any agency thereof, maturing within one (1) year from the date of acquisition thereof.

Section 6.8 Apply Proceeds to Purchase or Carry Margin Stock. Apply any of the proceeds of any loan, advance or other extension of credit by Agent or Lenders to or in favor of Borrower, directly or indirectly to the purchase or carrying of any "margin stock" or "margin securities" within the meanings of Regulation U or of Regulation G of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder; or extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.

Section 6.9 Pension Plans; PBGC. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of Borrower to the PBGC which, in the opinion of Agent, will result in a Material Adverse Effect.

Section 6.10  Sanctions.  The Borrower will not, and will not permit any Subsidiary to, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available any Loan or the proceeds of any Loan to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person or in any Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Agent, any Lender (including a Swingline Lender) or otherwise of Sanctions.

ARTICLE 7
EVENTS OF DEFAULT; REMEDIES

Section 7.1 Events of Default.  An "Event of Default" shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a) Borrower and/or any other Loan Party shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Borrower and/or such Loan Party to Agent or Lenders, when due, whether under any of the Indebtedness or otherwise, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s);

(b) any representation, warranty, certification or statement made or deemed to have been made by Borrower and/or any other Loan Party herein, or in any certificate, financial statement or other document or agreement delivered by or on behalf of Borrower and/or any such Loan Party in connection with the Indebtedness or any of the Loan Documents shall prove to be untrue or incomplete in any material respect;

(c) Borrower or any other Loan Party shall fail to maintain in effect insurance required on any of the Primary Collateral in accordance with the requirements of the Loan Documents;

(d) Borrower or any other Loan Party shall fail to observe or perform any condition, covenant or agreement set forth herein or in any other Loan Document; provided, however, that notwithstanding any provision to the contrary in this Agreement or such other Loan Document, if such failure does not constitute an Event of Default under any of the other subsections of this Section and is capable of being remedied or cured, it shall not constitute an Event of Default unless it continues for 30 days or more after the earlier to occur of (i) written notice thereof to Borrower from Agent; and (ii) the date on which Borrower or such other Loan Party knew or should have known of the occurrence of such failure;

(e) if there shall be any change, for any reason whatsoever, in the management, ownership or control of Borrower or any other Loan Party which, in the sole discretion of Agent, could result in a Material Adverse Effect;

(f) if (i) any party subordinating its claims to that of Agent's or Lenders' terminates, rescinds, revokes or violates the terms of its subordination, or (ii) any Loan Party (other than Borrower) dies or terminates, rescinds, revokes or violates the terms of any guaranty, pledge, collateral assignment, subordination agreement or other document, instrument or agreement entered into by such Loan Party in favor of Agent or either Lender, including, without limitation, any document evidencing the pledge by such Loan Party of property that is subject to a Lien which secures all or any part of the Indebtedness;

(g) Borrower and/or any other Loan Party shall (i) fail to pay when due any of its Debt (other than to Lenders and Agent), or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any document, instrument or agreement evidencing, securing or relating to such Debt, and such failure shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto so as to permit the holder(s) of such Debt to accelerate the maturity or payment of such Debt, or (ii) shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any material agreement, contract, indenture, instrument or undertaking to which Borrower and/or any such Loan Party is a party with any one or more third parties (other than the Loan Documents, environmental indemnity in favor of Agent and Lenders or any guaranty of the Indebtedness) or by which it may be otherwise bound, and such failure could result in the acceleration of the maturity or payment of Borrower's indebtedness to others, whether under any such agreement, contract, indenture, instrument or undertaking or otherwise, or which failure could result in a Material Adverse Effect;

(h) if Borrower and/or any other Loan Party (i) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (ii) cease(s) doing business as a going concern, (iii) is enjoined restrained or in any way prevented by court order or other legal or administrative action or proceedings from continuing to conduct all or any material part of its business affairs, or (iv) is the subject of a dissolution, merger or consolidation;

(i) if Borrower and/or any other Loan Party has any of its property or assets attached, seized, subject to a writ or distress warrant, or come into the possession of any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors, and the same are not released, discharged or bonded against within thirty (30) days thereafter.

(j) if any reportable event, which the Agent determines constitutes grounds for the termination of any deferred compensation plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Agent, or any such plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the PBGC shall institute proceedings to terminate any plan;

(k) if (i) there shall be rendered against Borrower and/or any other Loan Party one or more judgments for the payment of money which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or (ii) a levy, lien, writ of attachment or garnishment against any of the property or assets of Borrower and/or any other Loan Party shall be issued and levied in any action(s) and not released or appealed and bonded in an amount and manner satisfactory to Agent within thirty (30) days after such issuance and levy, or (iii) a settlement, or a series of related settlements, is agreed upon by Borrower and/or any other Loan Party for the payment or money or the delivery of goods or services by Borrower and/or such Loan Party;

(l) if (i) Agent deems itself or Lenders insecure, believing that the prospect of payment or performance of any of the Indebtedness is impaired or shall fear deterioration, removal or waste of any of the Collateral; or (ii) in the opinion of Agent, a Material Adverse Effect has resulted or occurred or could result or occur; or

(m) the occurrence or existence of any "Default" or "Event of Default", as the case may be, set forth in any other Loan Document.

Upon the occurrence and at any time during the continuance or existence of any Event of Default, Agent may, with or without notice to Borrower, declare all outstanding Indebtedness to be due and payable, whereupon all such Indebtedness then outstanding shall immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and any commitment or obligation, if any, on the part of Agent and Lenders to make or extend Loans shall immediately terminate.  Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Agent may collect, deal with and dispose of all or any part of any Collateral in any manner permitted or authorized by the Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys' fees and expenses), Agent may apply the proceeds thereof in part or full payment of any of the Indebtedness, whether due or not, in any manner or order Agent elects (subject to the terms of this Agreement).  In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Agent may exercise any and all rights and remedies available to it as a result thereof, whether under this Agreement or other Loan Documents, at law (including, without limit, the Uniform Commercial Code), or otherwise. Notwithstanding anything to the contrary set forth in any other Loan Document, Lenders shall not be obligated to make or extend any Loans or advances to any Borrower(s) during the existence of any Default or Event of Default.

Section 7.2 Application of Proceeds Following Event of Default to Payment of Agent Fees and Expenses.  Notwithstanding anything to the contrary in this Agreement, following the occurrence of an Event of Default and the termination of Lenders' obligation to make disbursements, the acceleration of the Indebtedness, or the exercise of any remedy in accordance with the provisions of the Loan Documents, Agent shall apply the proceeds of the Collateral, together with any offsets, voluntary payments by Borrower or others and any other sums received or collected in respect of such Indebtedness first, to pay all incurred and unpaid fees and expenses (including attorney's fees) of Agent under the Loan Documents and any protective advances made by Agent with respect to the collateral under or pursuant to the terms of any Loan Document, next to the Indebtedness owed to Lenders in accordance with their Pro Rata Shares and then, if there is any excess, to Borrower.

ARTICLE 8
AGENCY PROVISIONS

Section 8.1 Appointment.  Each Lender hereby designates and appoints Agent as agent and servicer of such Lender to act as specified herein, and hereby authorizes Agent, as the agent and servicer for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  In connection with the foregoing, but subject to Section 8.3 below, Agent is authorized and empowered and is afforded with a general power of attorney to execute and deliver, on behalf of itself and each Lender or any of them, any and all instruments of satisfaction, cancellation, or partial or full release or discharge, and all other notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any proceedings concerning the Loan or the Loan Documents.  Except as expressly provided in Section 8.3 below, or other Sections of this Agreement, Agent shall have no obligation in performing its duties under this Agreement and the other Loan Documents to obtain the consent or approval of, or to consult with, the other Lenders.  Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against Agent.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as agent of each Lender and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for Borrower or any Guarantor.

Section 8.2 Sole Administration by Agent.  Subject to the provisions of Section 8.3, Agent shall solely be responsible for and will administer, service and manage the Loan in accordance with this Agreement and the other Loan Documents, all in such manner as it determines in its sole discretion, provided its actions are in accordance with the Servicing Standard.

Section 8.3 Consents and Approvals.

(a) Each of the following shall require the written approval or consent of the Required Lenders:

(i) The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that, absent any direction from or approval/consent by the Required Lenders as to a course of action following consultation by Agent with all Lenders as required by Section 8.4, Agent may exercise such rights or remedies following an Event of Default as it may determine in good faith to be necessary or appropriate to protect the Lenders or the Collateral (provided, however, that this clause does not authorize the Agent to take action contrary to Sections 8.3(a)(ii), (iii), (iv) or (v) or Section 8.3(b), below);

(ii) Appointment of a Successor Agent;

(iii) Approval of any Post-Default Plan;

(iv) Acceptance of any new Eligible Loan Note or Eligible Owned Real Estate as collateral for the Loan or the making of any Sublimit Loan; and

(v) Approval of any material amendment or modification of the Credit Agreement or any other Loan Documents, issuance of any material waiver of any material provision of the Credit Agreement or any of the other Loan Documents (including waiver of the conditions specified in the Loan Documents for any Advance or disbursement to the Borrower), or agreement with Borrower to forbear from exercising any material rights or remedies under the Credit Agreement or other Loan Documents.

(b) Each of the following shall require the written approval or consent of all of the Lenders:
(i) Change in the terms of this Agreement;
(ii) Extension of the Maturity Date (beyond any extension required under the Loan Documents), any fixed payment date or amortization period or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of the Credit Agreement or other Loan Documents that would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;
(iii) Increase in the amount of the Loan or any non-consenting Lender's Commitment;
(iv) Release or forgiveness of any Guarantor; and
(v) Release or subordination of any lien on any material Collateral, including any change in the "release price" for which portions of the Collateral will be released (except in any circumstance as required under the Loan Documents, including but not limited to, Borrower's request to remove a Loan Note from the Advance Formula or Sublimit Formula).

(c) In addition to the required consents or approvals referred to in subsections (i) and (ii) above, Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals that, by the terms of this Agreement and the Loan Documents, Agent is permitted or required to take or to grant without instructions or consent from any Lenders, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders.
Section 8.4 Notices Related to Consents and Approvals.  All communications from Agent to the Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent's recommended course of action or determination in respect thereof.  Each Lender shall reply promptly after receipt of the request therefor from Agent; and, notwithstanding any other provision hereof, if a Lender fails to respond to a written request for approval or consent by Agent (which response may be a reasonable request for additional information) not later than ten (10) Business Days following Agent's initial request and five (5) Business Days following a second written request, which second request shall clearly specify that failure to respond within five (5) Business Days shall be deemed to constitute approval, Lender shall be irrevocably deemed to have consented to and approved the requested course of action.

Section 8.5 Actions by Agent and Notice of Actions.

(a) Except as otherwise expressly provided under this Agreement or in the other Loan Documents and subject to the terms hereof and thereof, Agent will take such action, assert such rights and pursue such remedies under the this Agreement and the other Loan Documents as the Required Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct in writing; provided, however, that the Agent shall not be required to act or refrain from acting if, in the reasonable judgment of the Agent, such action or inaction may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, the other Loan Documents, or applicable law.  Agent shall promptly notify each Lender at any time that the Required Lenders or all of the Lenders, as the case may be (as provided for hereunder), have instructed Agent to act or refrain from acting pursuant hereto.

(b) Agent shall in all cases be fully protected in acting, or in refraining from action, hereunder and under the Loan Documents in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Lenders.  Each Lender, severally to the extent of its Pro Rata Share, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take such action, provided that the foregoing shall not release Agent from liability for its negligence or willful misconduct.

(c) Agent shall promptly give other Lenders notice of an Event of Default of which Agent has actual knowledge.  Should Agent receive any written notice of the occurrence of a default or Event of Default, or should Agent send Borrower a notice of Default or Event of Default, Agent shall promptly furnish a copy thereof to each Lender.  Upon the occurrence of an Event of Default, Agent and other Lenders shall consult with each other in good faith as to the course of action to be taken as a result thereof.

Section 8.6 Agent to Hold Documents/Make Reports.  Agent shall hold in its possession, at its principal office, a set of original Loan Documents, but shall deliver to each Lender one complete copy of the original Loan Documents and copies of any of the following received from the Borrower in connection with the closing and/or any subsequent modification of the Loan Documents, organizational documents of Borrower and Guarantors, legal opinions, due diligence materials, title policies, insurance policies, environmental reports, land use and zoning approvals and financial statements.  Agent shall provide to each Lender (i) on a monthly basis a report showing the payment history and status of the Loan and (ii) copies of all financial statements and other reports of material importance that Agent obtains pursuant to the Loan Documents or regarding Borrower, any Guarantor or in respect of the collateral for the Loan.  Any Lender shall have the right upon five (5) Business Days' prior written request to examine the originals of all Loan Documents and other materials pertaining to the Loan at all reasonable times during normal business hours, at the office of Agent where such documentation is maintained, and to make copies at its expense of such documents and materials.  Furthermore, Agent shall upon fifteen (15) Business Days' prior written request from a Lender, make and deliver copies of such documents to such Lender, with such Lender paying the reasonable cost of making and delivering such copies.

Section 8.7 Relationship with Borrower.  Lenders acknowledge that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Borrower and Guarantor  on behalf of Lenders, subject to the following:  any Lender may communicate directly with Borrower and/or Guarantor with respect to the Loan and the Loan Documents provided that such Lender gives prior written notice to Agent of its intention to do so and gives Agent a reasonable opportunity to participate in that communication.  Each non-Agent Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against Borrower, Guarantor or any other person or entity (excluding Agent or any other Lender) with respect to the Loan, without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion.
Section 8.8 Collections, Distributions and Rescissions of Payments by Agent.

(a) Each Lender's interest under the Loan shall be payable solely from payments, collections and proceeds actually received by Agent under the Loan Documents; and Agent's only liability to a Lender with respect to any such payments, collections or proceeds shall be to account for such Lender's Pro Rata Share thereof in accordance with this Agreement.  Subject to Section 9.14 below, Agent shall have the exclusive right to collect sums on account of the Loan, including, without limitation, protective advances, fees, prepayment premiums (if any), and repayment of advances in excess of the amounts permitted to be borrowed, whether such sums are received directly from Borrower or any other persons or entities, or as amounts payable by exercise of the right of offset by Agent of any kind against the deposits, accounts, moneys or other property of Borrower deposited at or held by Agent, or by reason of total or partial condemnation or taking by governmental authority, proceeds or recoveries under insurance policies collected and not applied to repair and restore any Direct Mortgaged Property, payment and performance bonds (if any), title insurance policies, amounts realized by reason of any sale or operation of the Collateral or enforcement of the Loan Documents (all collectively, the "Loan Recoveries").  Agent will hold the Loan Documents and perform all of its obligations under each provision of this Agreement in accordance with the Servicing Standard.  Agent will receive and hold all receipts and collections with respect to the Loan for the benefit of Lenders in accordance with their respective Pro Rata Share.  If any Lender shall in any manner receive any payments or any other funds or property in connection with the Loan (whether or not voluntary), other than payments from Agent in accordance with this Agreement, such Lender shall transfer to Agent all such payments or other funds or property within two (2) Business Days of learning it received such funds.  The provisions of the immediately-preceding sentence shall survive termination of this Agreement.
(b) Payments actually received by Agent for the account of the Lenders shall be held by Agent in trust for the account of the respective Lenders and be paid to them promptly after receipt thereof by Agent, but in any event (i) on the next Business Day if such payments are received by Agent by 4:00 p.m. (Pacific time) or (ii) within two (2) Business Days if such payments are received by Agent after 4:00 p.m. (Pacific time), or (iii) to the extent that the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders.  All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Pro Rata Shares.  Agent shall distribute to each Lender in accordance with the wire instructions attached hereto as Schedule 2, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.
(c) If all or part of any payment of principal, interest or any Loan Recoveries received by Agent is rescinded or must otherwise be returned for any reason and if Agent has paid any portion thereof to any Lender, then Agent shall notify each Lender of the reason such payment must be returned and each Lender shall, upon written notice from Agent, pay to Agent the portion of the rescinded payment received by such Lender.  If notice is received by Lenders before 1:00 p.m. Pacific time, then each Lender shall pay its share of the rescinded payment to Agent on the next Business Day.  If notice is received by Lenders after 1:00 p.m. Pacific time, then each Lender shall pay its share of the rescinded payment to Agent before the end of the second Business Day following receipt of notice.  The provisions of this subsection (c) shall survive any termination of this Agreement.

(d) To the extent that the foregoing provisions are inconsistent with Section 7.2 of this Agreement, the provisions of that Section 7.2 control.
(e) Funds to be paid by Agent to any Lender, or by any Lender to Agent, pursuant to this Agreement, shall be paid by wire transfer as set forth in Schedule 2 attached hereto and made a part hereof, unless the Person that is to receive the funds has previously provided written notice to the Person that is remitting the funds designating another method of payment.
Section 8.9 Provisions Relating to Collateral; Agent's Authority; Disclaimer.

(a) Agent is hereby authorized on behalf of all Lenders, without the necessity of further consent from any Lender, at any time and from time to time, to take any action with respect to any Collateral that may be necessary to preserve and maintain such Collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents and shall take such actions as may be necessary to properly create and perfect Lenders' security interest in the Collateral from the Loan.
(b) Except as provided in this Agreement, Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted in the Loan Documents or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.
(c) Should Agent commence any proceeding or in any way seek to enforce Agent's or Lenders' rights or remedies under the Loan Documents in accordance with the provisions of this Agreement or any of the other Loan Documents, irrespective of whether as a result thereof Agent shall acquire title to any Collateral, each Lender, upon demand therefor from time to time, shall contribute its Pro Rata Share of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower.  Without limiting the generality of the foregoing, each Lender shall contribute its Pro Rata Share of all reasonable costs and expenses incurred by Agent (including reasonable attorneys' fees and expenses) if Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any Collateral, or to enforce any rights of Agent or the Lenders or any of Borrower's or any other party's obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s).  It is understood and agreed that, in the event Agent determines it is necessary to engage counsel for Lenders from and after the occurrence of a default or an Event of Default, said counsel shall be selected by Agent, and Agent shall notify the other Lenders of the identity of counsel so selected.
(d) In the event that all or any portion of the Collateral is acquired by Agent as the result of the exercise of any remedies under any Loan Document, or is retained in satisfaction of all or any part of Borrower's obligations under the Loan Documents, title to any such Collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of Lenders.  Agent shall prepare a Post-Default Plan, which shall be subject to the written approval of the Required Lenders.  Agent shall administer the Collateral in accordance with the Post-Default Plan and, upon demand therefor from time to time, each Lender will contribute its Pro Rata Share of all reasonable costs and expenses incurred by Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves.  To the extent there is net operating income from such collateral, Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders.  All such distributions shall be made to Lenders in accordance with their respective Pro Rata Shares.  In no event shall the provisions of this subsection or the Post-Default Plan require Agent or any Lender to take an action that would cause such Lender to be in violation of any applicable regulatory requirements.
Section 8.10  Ratable Sharing.  Subject to Sections 8.8 and 9.14, Lenders agree among themselves that (i) with respect to all amounts received by them that are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or bankers' lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers' lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it that is greater than its Pro Rata Share of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Pro Rata Share; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.

Section 8.11  Limitation of Liability.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them hereunder or under any Loan Document or in connection herewith or therewith, except for its or their own negligence or willful misconduct, or, with respect to Agent, for action taken by Agent in breach of this Agreement, including Sections 8.3 and 8.4 above, or failure to satisfy the Servicing Standard.  In the absence of negligence, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 8.8, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.  The provisions of this Section shall survive any termination of this Agreement.

Section 8.12  No Responsibility for Loan, Recitals, Etc.

(a) Subject to compliance with the Servicing Standard, neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in the Credit Agreement, except receipt of items purporting to be the items required to be delivered to Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its negligence or willful misconduct.

(b) Agent (i) except as expressly stated herein, makes no warranty or representation of any kind or character relating to Borrower, any collateral, or any guarantor, and shall not be responsible for any warranty or representation made in or in connection with the Loan or the Loan Documents, (ii) makes no warranty or representation as to, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectability of the, Loan, the Loan Documents, any Collateral, any guarantees or any other document relating thereto, or for any failure by Borrower or any Guarantor to perform its obligations thereunder, for Borrower's use of the proceeds therefrom, or for the preservation of any collateral or the loss, depreciation, or release thereof, subject to the Servicing Standard and the consent rights of Lenders under this Agreement, (iii) makes no warranty or representation as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by Agent in connection with, or otherwise referred to in, this Agreement, and (iv) except as expressly provided for in this Agreement, shall not be responsible for the observance or performance of any agreements contained in, or conditions of, this Agreement, or to inspect the property, books or records of Borrower or any Guarantor.  Agent makes no representations or warranties, whether expressed or implied, to Lenders as to the validity or enforceability of the Loan Documents.

(c) Agent may undertake any of its duties as agent and servicer hereunder and under any Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any Loan Document.  Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release Agent from liability for its negligence or willful misconduct.

Section 8.13  Agent Reimbursement and Indemnification.  Lenders agree to reimburse and indemnify Agent ratably (a) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (b) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (c) for any expenses incurred by Agent on behalf of Lenders that may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (d) for any amounts and other expenses incurred by Agent on behalf of Lenders in connection with any default by any Lender under this Agreement or under the other Loan Documents, if not paid by such Lender, and (e) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent that they (i) are unreasonable, (ii) not customarily incurred, (iii) arise from the negligence or willful misconduct of Agent, or (iv) are incurred in violation of the provisions of this Agreement.  The provisions of this Section shall survive any termination of this Agreement.

Section 8.14  Rights as a Lender.  With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations under any Loan Document as any Lender and may exercise such rights and powers as though it were not the agent and servicer, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity as lender.  Each Lender acknowledges and agrees that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person.

Section 8.15  Agent Termination Events/Successor Agent.  If an Agent Termination Event occurs or if the office of Agent shall become vacant for any other reason, Required Lenders shall, by written instrument, appoint successor agent(s) ("Successor Agent") satisfactory to such Required Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however, that any such Successor Agent shall be a bank or a trust company or other financial institution of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business and has an office in Northern California.  Such Successor Agent shall thereupon become Agent hereunder, and Retiring Agent shall deliver or cause to be delivered to any Successor Agent such documents of transfer and assignment as such Successor Agent may reasonably request.  If a Successor Agent is not so appointed, or does not accept such appointment before the Retiring Agent's resignation or termination becomes effective, the Lender with the largest Pro Rata Share (excluding the Lender who is the Retiring Agent) may appoint a temporary successor to act until such appointment by the Required Lenders and, if applicable, Borrower, is made and accepted or, if no temporary successor is appointed as provided above, the Required Lenders shall thereafter perform all of the duties of the Retiring Agent hereunder until such appointment by the Required Lenders and, if applicable, Borrower, is made and accepted.  Such Successor Agent (including any temporary successor or the Required Lenders, if applicable, during the period it or they are acting as temporary successor or performing the duties of the Retiring Agent as provided hereunder) shall succeed to all of the rights and obligations of the Retiring Agent (including compensation) as if originally named.  The Retiring Agent shall duly assign, transfer and deliver to such Successor Agent (or any temporary successor or the Required Lenders performing the duties of the Retiring Agent, if applicable hereunder) all moneys at the time held by the Retiring Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder.  Upon such succession of any such Successor Agent, the Retiring Agent shall be discharged from duties and obligations subsequently arising and shall cease to receive compensation as Agent.  Retiring Agent's liability, if any, for actions taken or omitted prior to such time shall be determined in accordance with the provisions of this Agreement.  With respect to the matters described in this Section, a Lender who is the Retiring Agent shall not have the right to vote, the requisite percentage of Lenders that constitutes the Required Lenders shall be calculated exclusive of the percentage of such Lender, and such Lender shall not be considered a "Lender" in determining the Required Lenders.
ARTICLE 9
MISCELLANEOUS

Section 9.2 Demand Basis Loans. Borrower hereby acknowledges and agrees that in the event that any of the Indebtedness shall at any time be on a demand basis, Borrower's compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Agent's right or ability to make demand for payment of any or all of such Indebtedness which may be on a demand basis at any such time, in Agent's sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Agent to make demand for payment of all or any part of such Indebtedness.

Section 9.3 Waivers of Defaults; No Forbearance.  No Event of Default shall be waived by Agent or Lenders except in writing and a waiver of any Event of Default shall not be a waiver of any other default or of the same default on a future occasion. No forbearance on the part of the Agent and Lenders in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement and/or the other Loan Documents.

Section 9.4 Governing Law; Jurisdiction.

(a)  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of California.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Northern District of California, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or California state court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.5 Successors and Assigns.

(a) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its respective rights or obligations hereunder or otherwise in respect of any of the Indebtedness without the prior written consent of Agent.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and Pro Rata Share of the Loan at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in Subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes the Pro Rata Share of the Loan outstanding) or, if the Commitment is not then in effect, the principal outstanding Pro Rata Share of the Loan that is subject to each such assignment, determined as of the "Effective Date" specified in the Assignment and Assumption, shall not be less than $10,000,000.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by Subsection (b)(i)(B) of this Section or below:

(A)
the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof, and provided, further, that Borrower's consent shall not be required during the primary syndication of the Loan; and

(B)	the consent of Agent shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $_______; provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Agent such other forms as required by Agent.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to Borrower, Guarantor or any other Person liable for any part of the Indebtedness or any Affiliate or Subsidiary of the foregoing, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable Pro Rata Share of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of the Loan.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording in its records by Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower's obligations surviving termination of this Agreement); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection shall be void.

Section 9.6 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the other Loan Documents, any guaranty and any environmental indemnity constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 9.7 USA PATRIOT ACT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, Agent or any Lender will ask your name, address, date of birth, and other information that will allow Agent and Lenders to identify you.  Agent or any Lender may also ask to see your driver's license, or other identifying documents.

Section 9.8 Notices.  Unless otherwise provided in this Agreement, all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing.  Requests for information made to Borrower by Agent from time to time hereunder may be made orally or in writing, at Agent's discretion.

Borrower Address:
 Owens Realty Mortgage, Inc.
2221 Olympic Boulevard
Walnut Creek, California 94595
Facsimile No.:  (925) 935-1486
Attention: _________________

Agent Address:
California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, California 94104
Facsimile No.: (415) 875-1456
Attention:  Peter Hooker

Lender Address:
See Signature Page(s)

Section 9.9 Costs and Expenses.  Borrower shall pay or reimburse Agent and Lenders for (a) all costs, expenses, fees and charges paid or incurred by Agent or any Lender (including, without limitation, Agent's and each Lender's attorneys' fees and costs and/or fees, transfer charges and costs of Agent's and Lender's in-house counsel) in connection with the preparation, closing and consummation of this Agreement and/or the other Loan Documents and/or the Loans or transactions contemplated hereby or thereby, or in connection with the administration or enforcement of this Agreement or any of the other Loan Document, and (b) all stamp and other taxes and duties (except for taxes on the overall net income of Agent and any Lender imposed by the jurisdiction in which Agent's and each Lender's principal executive office is located) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties.  In addition, Borrower shall immediately and without demand reimburse Agent and Lenders for all sums expended by Agent or Lenders in connection with any action brought by Agent or Lenders in respect of any Default or Event of Default or to enforce any provision of this Agreement or the other Loan Documents and/or to exercise or enforce any rights or remedies of Agent or Lenders.  Borrower authorizes and approves all advances and payments by Agent and Lenders for items described in this Section as Indebtedness secured by the Collateral.

Section 9.10  BORROWER INDEMNIFICATION AND HOLD HARMLESS.  WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD AGENT AND EACH LENDER HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, OUTSIDE ATTORNEYS' FEES AND DISBURSEMENTS, INCURRED BY AGENT AND ANY LENDER IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE INDEBTEDNESS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF AGENT OR ANY LENDER OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING TO BE INDEMNIFIED OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL INDEBTEDNESS OF BORROWER TO LENDERS AND TERMINATION OF THIS AGREEMENT.

Section 9.11  Amendments.All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are hereby superseded and merged into this Agreement and the Loan Documents.  Time is of the essence for the performance of all obligations set forth in this Agreement.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  Borrower acknowledges that Agent and Lenders may provide information regarding Borrower and the Loans to Agent's and each Lender's parent, Subsidiaries, Affiliates and service providers.

Section 9.12  Reinstatement; Severability.  Agent's and each Lender's rights under this Agreement and the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Agent or any Lender, all as though such amount had not been paid.  The rights of Agent and Lenders created or granted herein and the enforceability of this Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower.

Section 9.13  No Novation.  The parties hereto hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Credit Agreement Documents shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement.  Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrowers outstanding under the Prior Credit Agreement Documents or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrowers, or any Guarantor from any of its obligations or liabilities under the Prior Credit Agreement Documents or any of the security agreements, pledge agreements, mortgages, other Loan Documents, environmental indemnities, or guaranties executed in connection therewith.  Borrowers hereby (i) confirm and agree that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to the "the Credit Agreement", "Advance Formula Agreement", "Addendum", "Master Revolving Notes", "thereto", "thereof", "thereunder" or words of like import referring to the Prior Credit Agreement Documents shall mean the Prior Credit Agreement Documents as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Credit Agreement Documents or any other Loan Document executed in connection therewith purports to collaterally assign or pledge to Agent, or to grant to Agent, a security interest in or lien on, any collateral as security for the Indebtedness from time to time existing in respect of the Prior Credit Agreement Documents, such pledge, collateral assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects as a collateral assignment, pledge or grant to Agent for the ratable benefit of Lenders, and shall remain effective as of the first date it became effective.

Section 9.14  Right of Set Off; Security Interest.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Agent (and any Lender following written consent of Agent and the other Lenders), shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against the Designated Account and all other accounts of the Borrower at any time held with Agent or any Lender against any and all Indebtedness, irrespective of whether any Lender shall have made demand hereunder and although such Indebtedness may be unmatured; provided that neither Agent nor any Lender shall proceed directly, by right of set-off, banker's lien, counterclaim or otherwise, against any assets of Borrower or Guarantor (including any general or special, time or demand, provisional or other deposits or other indebtedness owing by Agent or such Lender to or for the credit or the account of Borrower or Guarantor) for the purpose of applying such assets against the Indebtedness, without the prior written consent of all Lenders.  In the event that any Lender exercises any right of set off (or otherwise receives any property of Borrower toward payment of the Indebtedness), (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 7.2 and, pending such payment, shall be segregated by such Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Lender shall provide promptly to the Agent a statement describing in reasonable detail the Indebtedness owing to such Lender as to which it exercised such right of set off.  Each Lender agrees promptly to notify the Agent and the Borrower after any such set off and any application made by such Lender; provided that the failure to give such notice to Borrower shall not affect the validity of such set off and application.  Each Lender agrees to apply all amounts collected from any such set off to the Indebtedness before applying such amounts to any other indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.  Furthermore, Borrower grants to Agent on behalf of the Lenders, a security interest in and lien upon all items deposited in any account of Borrower with the Agent or any Lender and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with the Agent or any Lender, and by all property of any of the Borrower from time to time in the possession of the Agent or any Lender.  Additionally, Borrower grants to each Lender, as collateral security for the payment and performance of all of the obligations of the Borrower under this Agreement, a security interest in and lien upon all items deposited in any account of Borrower with the such Lender, as the case may be, and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with that Lender, and by all property of any of the Borrower from time to time in the possession of such Lender.  The rights of Agent and Lenders under this Section 9.14 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have under this Agreement.

Section 9.15  Sales, Assignments, Pledges, Partcipations.

(a) Agent has the right to sell, assign, or grant participations or any interest in, any or all of the Indebtedness, and, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, Agent may disclose all documents and information which the Agent now or later has relating to the undersigned or the Indebtedness.  The undersigned agree(s) that Agent and Lenders may provide information relating to this Agreement or relating to the undersigned to the Agent's and each Lender's parents, affiliates, subsidiaries and service providers.

(b) No sale, assignment, pledge, or participation of any interest in the Loan may be made by any Lender hereto without advance notice to all other parties hereto.  No non-Agent Lender may sell, assign, or pledge any portion of its interest in the Loan without the prior written consent of the Agent and the other Lenders, which consent the Agent and such other Lenders may withhold in their sole and absolute discretion.  The Agent Lender may not sell, assign, pledge, or participate all or any portion of its interest in the Loan without the prior written consent of each Lender, which consent each Lender may withhold in its sole and absolute discretion.  In any event, the initial Agent shall not sell, assign, pledge, or participate a portion of its interest in the Loan to more than two (2) persons or entities in addition to those identified in Schedule I to this Agreement or which would, in the aggregate, reduce the initial Agent's unencumbered Pro Rata Share to less than thirty five percent (35%) of the Total Commitment.  Any sale, assignment, pledge, or participation shall be subject to the terms of this Agreement.

Section 9.16  Lenders' Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 9.16  WAIVER OF JURY TRIAL.  BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

[Signatures on following page(s).

This Agreement was executed as of the date first written above.

AGENT:	BORROWER:

ZB, N.A. dba California Bank & Trust	OWENS REALTY MORTGAGE, INC.,
successor by merger to California Bank & Trust	a Maryland corporation

By: /s/ Lars Hens	By: /s/ Bryan H. Draper
Name: Lars Hens	Name: Bryan H. Draper
Title: Executive Vice President	Title: Chief Executive Officer and President

LENDERS:

ZB, N.A. dba California Bank & Trust,
successor by merger to California Bank & Trust

By: /s/ Lars Hens	Address: 456 Montgomery Street, 23rd Floor
Name: Lars Hens	San Francisco, CA 94104
Title: Executive Vice President	Facsimile No.: (415) 875-1456
Attn: Peter Hooker

FIRST BANK

By: /s/ Randy Lee	Address: 1700 North Broadway, Suite 201
Name: Randy Lee	Walnut Creek, CA 94596
Title: Vice President	Attn: Randy Lee

UMPQUA BANK

By: /s/ Jim Higgins	Address: 450 Sansome Street, Floor 13
Name: Jim Higgins	San Francisco, CA 94111
Title: Senior Vice President	Attn: Jim Higgins

ACKNOWLEDGED AND AGREED:
ZB, N.A. dba California Bank & Trust,
successor by merger to California Bank & Trust

By: /s/ Lars Hens
Name:  Lars Hens
Title:  Executive Vice President

Schedule 1

Lenders; Total Commitment – Pro Rata Share

 Total Commitment:  $75,000,000.00

Commitment	Lender	Pro Rata Share of Total Commitment	Address/Tel/Fax/E-Mail

$35,000,000.00	ZB, N.A., dba California Bank & Trust	46.6666%	ZB, N.A, dba California Bank & Trust 456 Montgomery Street, 23rd Floor San Francisco, CA 94104 Attn: Peter Hooker Tel: 415-875-1456 E-Mail: Peter.Hooker@calbt.com
$20,000,000.00	First Bank	26.6666%	First Bank 1700 North Broadway, Suite 201 Walnut Creek, CA 94596 Attn: Randy Lee Tel: _____________ E-Mail: _______________
$20,000,000.00	Umpqua Bank	26.6666%	Umpqua Bank 450 Sansome Street, Floor 13 San Francisco, CA 94111 Attn: Jim Higgins Tel: _____________ E-Mail: _______________

Execution Version 8/29/2018
Schedule 2
Information Intentionally Omitted

Exhibit 2.3

FORM OF DISBURSEMENT REQUEST

To: Z.B., N.A. dba California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, CA  94104
Attn.: _______________

From: Owens Realty Mortgage, Inc.

This Disbursement Request is given pursuant to the Second Amended and Restated Credit Agreement, dated September 4, 2018 among ZB, N.A. dba CALIFORNIA BANK & TRUST (who also does business as California Bank & Trust, a division of ZB, N.A.), successor by merger to California Bank & Trust ("Agent"), the financial institutions signatory thereto from time to time ("Lenders") and Owens Realty Mortgage, Inc. ("Borrower"), as it may have been amended, modified or supplemented ("Agreement").  All initially capitalized terms used but not defined in this Disbursement Request shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1.
I am an Authorized Officer of Borrower, and hold the following position with Borrower: _________________________.   I am authorized to execute and deliver this Disbursement Request to Agent on behalf of Borrower.

2.
On behalf of Borrower, I represent and warrant that the statements made in the Compliance Certificate and Borrowing Base Certificate most recently delivered to Agent are true, complete and correct as of the dates thereof, and that Borrower is entitled under the Loan Documents, as of the date hereof, to receive the disbursement requested by this Disbursement Request.

3.	On behalf of Borrower, I request that Agent disburse the sum of $_______________ to Borrower pursuant to the Agreement, in the following manner:
□ Formula Loan in the amount of $___________________.
□ Base Rate
□ Eurodollar Rate
□ Sublimit Loan in the amount of $___________________.
□ Base Rate
□ Eurodollar Rate
4.	This Disbursement Request is made and delivered to Agent on _________________.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By:_____________________________________
 Name:
Title:

Execution Version 8/29/2018

Exhibit 2.5

Notice of Conversion/Continuation

Execution Version 8/29/2018

SCHEDULE OF SUBSIDIARIES
(Section 4.10)

Subsidiary Name	State of Organization	Fictitious Business Name
Lone Star Golf, Inc.	Maryland	Auburn Valley Golf Club
Broadway & Commerce, LLC	Washington
Brannan Island, LLC	California
Tahoe Stateline Venture, LLC	California
Zalanta Resort at the Village, LLC	California
Zalanta Resort at the Village-Phase II, LLC	California

Execution Version 8/29/2018
SCHEDULE OF ADDITIONAL PERMITTED LIENS
(Section 6.2)

A.
Liens on Owned Real Estate owned by Borrower (other than Primary Collateral) that secures property acquisition loans, construction loans and long-term financing related to that real property made to Borrower, incurred by Borrower in the ordinary course of its business.

B.
Liens on real or personal property owned by Borrower (other than Primary Collateral and accounts held with any Lender) (i) that are junior in priority to a Lien in favor of Agent and Lenders; and (ii) to which Agent, in its sole and absolute discretion, has consented in writing.

Execution Version 8/29/2018
SCHEDULE OF DEBT
 (Section 6.3)

None.

FORM OF COMPLIANCE CERTIFICATE
(Section 5.1(c))

To: California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, CA  94104
Attn.: __________________

From: Owens Realty Mortgage, Inc.

This Compliance Certificate is given pursuant to Section 5.1(c) of the Second Amended and Restated Credit Agreement, dated September 4, 2018 between California Bank & Trust ("Agent") and Owens Realty Mortgage, Inc. ("Borrower"), as it may have been amended, modified or supplemented ("Credit Agreement").  All initially capitalized terms used but not defined in this Compliance Certificate shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1. I am an Authorized Officer of Borrower, and hold the following position with Borrower: _________________________.   I am authorized to execute and deliver this Certificate to Agent on behalf of Borrower.
2. I have reviewed and am familiar with the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a detailed review of the transactions and condition (financial and otherwise) of Borrower during the accounting period covered by the attached financial statements.
3. Attached hereto are the following [check as applicable]:
____ Consolidated financial statements of Borrower for and as of its fiscal year ending _________________, containing the balance sheet of Borrower for and as of the close of such fiscal year, statements of income, expenses and retained earnings and a statement of cash flows of Borrower for such fiscal year, and such other comments and financial details as are usually included in similar reports, prepared in accordance with GAAP, all of which are true, complete and correct to the best of my knowledge, and which have been audited by and are accompanied by a report and opinion of an independent certified public accountant.
____ Internally prepared consolidated financial statements of Borrower for and as of its fiscal quarter ending ___________________, containing the balance sheet of Borrower as of the end of such quarter, statements of income, expenses and retained earnings and a statement of cash flows for Borrower for such quarter and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports, prepared in accordance with GAAP, all of which are true, complete and correct to the best of my knowledge.
4. The review described in paragraph 2 above did not disclose, and, to the best of my knowledge, there existed no condition, event or occurrence which constituted a Default or Event of Default during, or at the end of, the accounting period covered by the attached financial statements, and there exists no condition, event or occurrence which constitutes a Default or Event of Default as of the date of this Compliance Certificate, except as set forth in paragraph 5, below.
5. Describe any exceptions to paragraph 4 hereof by listing, in detail and with specific reference to specific sections of the Credit Agreement or applicable Loan Document, the nature of the condition, event or occurrence, the period during which it has existed and the actions that Borrower and/or any other Loan Party has taken, is taking or proposes to take with respect to such condition, event or circumstance.
6. The schedules attached hereto and incorporated herein by this reference set forth the financial data and computations evidencing Borrower's compliance, or non-compliance, with the covenants set forth in Credit Agreement Section 4(j) (Unencumbered Liquid Assets), Section 4(k) (Debt-to-Tangible Effective Net Worth Ratio), and Section 4(l) (Debt Service Coverage Ratio), all of which data and computations are true and correct.

7. This Compliance Certificate is effective and correct as of _________________________.
8. I represent and warrant that the foregoing is true, complete and correct, and that the information reflected in this Compliance Certificate and the attachments complies with the representations and warranties contained in the Credit Agreement and the other Loan Documents.
9. This Compliance Certificate, together with the financial statements and the computations set forth in the schedules attached hereto are made and delivered to Agent on _________________.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By:_____________________________________
Name:
Title:

Schedule to Compliance Certificate
As of:________________
Financial Covenants
I Liquid Assets (per Credit Agreement Section 5.13)
Unencumbered Liquid Assets ___________
Requirement: Not less than $3,500,000
In Compliance? Yes/No

II Debt-To-Tangible Net Worth Ratio (Section 5.14)
A.	Debt ___________
B.	Tangible Net Worth ___________
C.	Ratio of-A to B ___________
Requirement:  Not to exceed 0.60 to 1
In compliance? Yes/No

III Debt Service Coverage Ratio (Section 5.15)
A.	EBITDA (for the period beginning ____ and ending________) ___________
B.	Debt Service
1.	Total Interest Expense (per financial statement) ___________
2.	Less interest expense excluded (as defined) ___________
3.	Net Interest Expense ( B 1 less B 2) ___________
4.	Current Maturity of Long Term Debt (per financial statement) at ___________
5.	Less excluded items
(a) principal amounts due at maturity intended to be refinanced __________
(b) outstanding amounts on lines of credit if included in B 4). ___________
6.	Net Current Maturity of Long Term Debt (B 4 less B 5 (a&b) ___________
7.	Applicable Current Maturity of Long Term Debt (B 6 times B 7)___________
Ratio of A to B 8 ___________
Requirement not less than 1.75 to 1.0
In Compliance?  Yes/No

FORM OF BORROWING BASE CERTIFICATE
(Section 5.1(d))

To: ZB, N.A. dba California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, CA  94104
Attn.: __________________

From: Owens Realty Mortgage, Inc.

This Borrowing Base Certificate is given pursuant to Section 5.1(d) of the Second Amended and Restated Credit Agreement, dated  September 4, 2018 among ZB, N.A. dba CALIFORNIA BANK & TRUST (who also does business as California Bank & Trust, a division of ZB, N.A.), successor by merger to California Bank & Trust ("Agent"), the financial institutions from time to time signatory thereto ("Lenders") and Owens Realty Mortgage, Inc. ("Borrower"), as it may have been amended, modified or supplemented (the "Agreement").  All initially capitalized terms used but not defined in this Borrowing Base Certificate shall have the meanings assigned to such terms in the Agreement.

The undersigned hereby certifies that:
1. I am an Authorized Officer of Borrower, and hold the following position with Borrower: _________________________.  I am authorized to execute and deliver this Certificate to Agent on behalf of Borrower.
2. I have reviewed and am familiar with the terms of the Agreement, the other Loan Documents, and have made, or caused to be made under my supervision, a detailed review of the transactions and condition of Borrower, the Eligible Loan Notes, the Eligible Sublimit Loan Notes, and the Eligible Owned Real Estate.
3. Each of the following is an Eligible Loan Note, with a statement of the current outstanding principal balance and Appraised Value of the real property securing the Eligible Loan Note:
	Note	Outstanding Principal Balance of Note	Appraised Value of Real Property Securing Note	Borrowing Availability (Lesser of 75% of Outstanding Principal Balance of Note and 50% of Appraised Value of Real Property Securing Note)
a.
b.

4. Each of the following is an Eligible Sublimit Loan Note, with a statement of the current outstanding principal balance and Appraised Value of the real property securing the Eligible Sublimit Loan Note:
	Note	Outstanding Principal Balance of Note	Appraised Value of Real Property Securing Note	Borrowing Availability (Lesser of 50% of Outstanding Principal Balance of Note and 35% of Appraised Value of Real Property Securing Note)
a.
b.

Each of the Eligible Sublimit Loan Notes satisfies all of the requirements set forth in the definition in the Agreement.

5. Each of the following is an Eligible Owned Real Estate, with a statement of its Appraised Value:
	Property	Appraised Value	Borrowing Availability (50% of Appraised Value)
a.
b.
Each parcel of the Eligible Owned Real Estate satisfies all of the requirements set forth in the definition in the Agreement.
The aggregate amount of borrowing availability based on Eligible Loan Notes is $_________________,
The aggregate amount of borrowing availability based on Eligible Owned Real Estate is $____________.
6. Under the Agreement, the maximum amount that may be borrowed from Lenders (including from Swingline Lender with respect to Swingline Loans) is $_________________, consisting of the lesser of (a) $75,000,000.00 or (b) the sum of (i) the borrowing availability under the Eligible Loan Notes in the amount set forth above plus (ii) the borrowing availability under the Eligible Owned Real Estate in the amount set forth above plus (iii) the borrowing availability under the Eligible Sublimit Loan Notes in the amount of $__________________.
7. The current outstanding principal balance owed by Borrower to Lenders (including to Agent with respect to any Swingline Loan and to Lenders under any Sublimit Loans) under the Agreement is $___________________.
8. The current outstanding principal balance owed by Borrower to Lenders (including to Swingline Lender with respect to any Swingline Loan) under the Agreement is $___________________.
9. The remaining borrowing availability under the Agreement is $___________________.
10. I represent and warrant that the foregoing is true, complete and correct as of the date hereof, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties contained in the Credit Agreement and the other Loan Documents.
11. The calculations in this Borrowing Base Certificate are as of _________________.
12. This Borrowing Base Certificate is made and delivered to Agent on _________________.
OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By:_____________________________________
Name:
Title:

Execution Version 8/29/2018
EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
(Section 9.5(b)(iv))

EXHIBIT B
FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT
 (Real Property Secured Note)
THIS PLEDGE AGREEMENT ("Agreement") is made as of __________________, by Owens Realty Mortgage, Inc., a Maryland corporation ("Pledgor") in favor of ZB, N.A. dba CALIFORNIA BANK & TRUST (who also does business as California Bank & Trust, a division of ZB, N.A.), successor by merger to California Bank & Trust, as administrative agent ("Agent") for and representative of (together with its successors and/or assigns and any replacement) the lenders (each a "Lender" and collectively, "Lenders") from time to time party to the Credit Agreement (as defined below).
RECITALS

Lenders have agreed to make loans (the "Loan") to Pledgor, in the amount of Seventy Five Million Dollars ($75,000,000.00)(which may increase under certain conditions as set forth in the Credit Agreement) evidenced by, among other documents and agreements, a Second Amended and Restated Credit Agreement, dated September 4, 2018 (as modified, renewed, consolidated, increased, extended or otherwise amended at any time, and from time to time and any addendum thereto, the "Credit Agreement"), provided, among other things, that Pledgor secures the Loan with certain collateral including that certain promissory note dated ________________, _____, by _______________________________________ ("Payor") to the order of Pledgor in the original principal amount of ____________________________________ Dollars ($__________) (the "Note"), and assigns to Agent the deed of trust (the "Deed of Trust") securing the Note, executed by _________________, dated _______________ and recorded _________________, _____, as Document No. __________________, of Official Records, in the Office of the ________________ County Recorder, State of _________________, the Absolute Assignment of Rents and Leases (the "Assignment") dated ___________ and recorded _________________, _____, as Document No. __________________, of Official Records, in the Office of the ________________ County Recorder, State of _________________, the Security Agreement securing the Note executed by Payor, dated ______________  (the "Security Agreement"), the UCC Financing Statement recorded ___________, as Instrument No. __________, of Official Records, in the Office of the ___________ County Recorder, State of California (the "UCC Fixture Filing") and the UCC Financing Statement filed ________ as Instrument No. ____________ with the California Secretary of State (the "UCC Filing") as additional security for and not in repayment of the Loan.
The term "Loan Documents," as used herein has the same meaning as ascribed to that term in the Credit Agreement.
NOW, THEREFORE, Pledgor and Agent agree as follows:
1. Pledge of Note.
(a) Pledgor hereby pledges, assigns and delivers to Agent, on behalf of and for the ratable benefit of the Lenders, and grants to Agent in such capacity, a security interest in the Note, Deed of Trust, the Assignment, the Security Agreement, the UCC Fixture Filing and the UCC Filing and all documents and agreements executed in connection therewith, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, and all other cash and noncash proceeds of the foregoing (all hereinafter called the "Pledged Collateral"), as security for the prompt performance of all of Pledgor's obligations under the Loan and the Loan Documents.
(b) The term "Pledged Collateral" also includes any securities, instruments or distributions of any kind issuable, issued or received by Pledgor upon conversion of, in respect of, or in exchange for any other Pledged Collateral, including, but not limited to, interest or other distributions of any kind upon or with respect to the Pledged Collateral.
(c) The Note, duly endorsed by Pledgor in blank, has been delivered by Pledgor to Agent.  A Collateral Assignment of Deed of Trust, duly executed and acknowledged in a form acceptable to Agent, has been delivered by Pledgor to Agent.  Agent is authorized to record the Collateral Assignment of Deed of Trust in the Official Records of __________________ County, State of ___________, at any time whether or not an Event of Default has occurred.  Upon the occurrence of an Event of Default, Agent may effect the transfer of the Pledged Collateral into the name of Agent or such third party as Agent specifies.

2. Representations, Warranties and Covenants.  Pledgor represents and warrants to and covenants with Agent and Lenders that:
(a) The Pledged Collateral is owned by Pledgor free and clear of any security interests, liens, encumbrances, options or other restrictions or interests other than in favor of Agent on behalf of Lenders.
(b) Pledgor has full power and authority to create a first priority lien on the Pledged Collateral in favor of Agent and no disability or contractual obligation exists which would prohibit Pledgor from pledging the Pledged Collateral pursuant to this Agreement.  Pledgor will not assign, create or permit to exist any other claim to, lien or encumbrance upon, or security interest in any of the Pledged Collateral, and will not permit Payor's rights in the Pledged Collateral to be reached by attachment, levy, garnishment or other judicial process.
(c) The Pledged Collateral is not the subject of any present or threatened defense, offset, counterclaim, suit, action, arbitration, administrative or other proceeding, and Pledgor knows of no reasonable grounds for the institution of any such proceedings.  The Payor's obligations under the Pledged Collateral are not subject to any present or threatened defense, offset, counterclaim, suit, action, arbitration, administrative or other proceeding, claim for credits, allowances, or adjustments, and Pledgor knows of no reasonable grounds for the institution of any such proceedings.
(d) The documents that constitute the Pledged Collateral are enforceable, due and payable as stated in those documents.
(e) The Pledged Collateral does not evidence or reflect financing made for any of the following purposes, and the loan was not used for any of the following purposes: a land loan, a single purpose property loan, an acquisition and development loan, or a construction loan.
(f) All payments payable under the Note are either current or not more than 60 days past due if the Note has not matured or, if the Note has matured, are not more than 90 days past due.  Except for defaults allowed under the preceding sentence, Payor is not now in default in any respect as to any obligations under the Pledged Collateral.
(g) The Deed of Trust and the Security Agreement, respectively, are each a valid, existing and enforceable first priority lien on the real property and personal property described therein (including all improvements located thereon with respect to the Deed of Trust).
(h) The proceeds of the loan evidenced and secured by the Pledged Collateral have been fully disbursed, and there is no requirement for future advances thereunder.
(i) No notice of bankruptcy, insolvency or similar proceeding involving the Payor has been received by Pledgor.  On Pledgor's receipt of any such notice, Pledgor will immediately give Agent written notice thereof.
(j) Pledgor has maintained and will continue to maintain accurate and complete records and accounts of all obligations given as the Pledged Collateral, and agrees to permit the Agent and Lenders to inspect these records and accounts at all reasonable times, at the office where such accounts and records are customarily kept, or at Agent's option, at the Agent's offices.  Pledgor further agrees to submit statements of these accounts to the Agent or any Lender in any reasonable form requested by Agent or any Lender promptly following Agent's or such Lender's request.
(k) The current outstanding principal balance of the Note is ____________________________________________________ Dollars ($________________), and all accrued interest thereon has been paid up through and including ____________, 20___.
All the above representations and warranties shall survive the execution, delivery and termination of this Agreement.
3. Payment of Proceeds; Enforcement of Pledged Collateral and Deed of Trust.  Pledgor shall cause all payments due on the Pledged Collateral to be paid directly to Agent.  Pledgor shall cause Payor to comply with all obligations under the Note and other Pledged Collateral and the Deed of Trust.  Pledgor shall cooperate fully with Agent in the enforcement of the Pledged Collateral.  Pledgor irrevocably appoints Agent its attorney-in-fact with the following powers:

(a) To perform any of Pledgor's obligations under this Agreement in Pledgor's name or otherwise.
(b) To give notice of Pledgor's right to payment, to enforce that right, and to make extension agreements with respect to it.
(c) To release persons liable on rights to payment, to compromise disputes with those persons, and to surrender security, all as Agent determines in its sole discretion when acting in good faith based on information known to it when it acts.
(d) To prepare and file financing statements, continuation statements, statements of assignment, termination statements, and the like, as necessary to perfect, protect, preserve or release Agent's interest in the Pledged Collateral.
(e) To endorse Pledgor's name on instruments, documents, or other forms of payment or security that come into Agent's or any Lender's possession.
(f) To take cash in payment of obligations.
(g) To verify information concerning rights to payment by inquiry in its own name or in a fictitious name.
(h) To prepare, execute, and deliver insurance forms; to adjust insurance claims; to receive payment under insurance claims; and to apply such payment to reduce Pledgor's obligations.
(i) To enforce any remedies available with respect to the Note and the other Pledged Collateral, and to settle all claims and disputes arising in connection with the Note and the other Pledged Collateral for amounts and upon terms that Agent, in its sole discretion, deems appropriate.  Pledgor shall not amend the Note or any other Pledged Collateral, or compromise or settle any claim or right in connection therewith, without Agent's and Lender's prior written consent.  Agent shall have the right to notify the Payor to make payments directly to the Agent, and to take control of all of the proceeds of the Pledged Collateral, or any part of it, and to enforce any and all of the obligations of the Payor under the Pledged Collateral, without obligation to do so.  Agent may exercise the rights described in this paragraph at any time, whether or not Pledgor is then in default under this Agreement.  Pledgor shall not collect any prepayments, fire insurance proceeds, or condemnation awards without the prior written consent of Agent.  All cost of collection and enforcement, including attorneys' fees and legal expenses shall be at the expense of Pledgor.  Pledgor agrees to reimburse Agent for any costs or expenses, including attorneys' fees and legal expenses that are incurred by Agent or Lenders in seeking to collect payments and enforce rights under or to protect or preserve the Pledged Collateral.
4. Casualty Insurance and Condemnation Award.  All casualty insurance required to be maintained by the Payor under the terms of the Pledged Collateral shall be written with loss payable to the Agent.  The policies, or certificates evidencing the policies, will be furnished to the Agent in form satisfactory to Agent.  If the Payor and Pledgor fail to pay any premium on any such insurance, Agent may, but shall not be required to, pay the premium and may add the amount of the premium to the debt secured by this Agreement.  Pledgor hereby appoints Agent as Pledgor's attorney-in-fact to endorse any draft or check that may be available to Pledgor in order to collect the proceeds of such insurance or any condemnation award, and any balance or proceeds remaining after payment in full of all amounts secured by this Agreement shall be paid to Pledgor.  The amount collected under any casualty or any other insurance policy and any condemnation award may be applied by Agent and Lenders to any indebtedness secured by this Agreement, in any order that Agent or such Lender may determine, or, at the option of Agent, any or all of the entire amount collected may be released to Pledgor.
5. Events of Default.  Each of the following shall constitute an event of default ("Event of Default") hereunder:

(a) The occurrence of any default or event of default under the Loan or the Loan Documents;
(b) The breach of any provision of this Agreement by Pledgor, the failure by Pledgor to observe or perform any of the provisions of this Agreement, or the failure by Payor to pay any amount, or perform any obligation, due under the Note or any other Pledged Collateral;
(c) Any warranty, representation, or statement made or furnished to Agent or any Lender by or on behalf of Pledgor proves to have been false in any material respect when made or furnished;
(d) Death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the Pledged Collateral, assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency law by or against Pledgor;
(e) There is a seizure or attachment of, or a levy on all or any portion of the Pledged Collateral.
6. Agent's Remedies Upon Default.
(a) Upon the occurrence of any Event of Default, Agent shall have the right to:
(i) declare all of the obligations and liabilities of Pledgor under this Agreement or secured by the Pledged Collateral to become immediately due and payable, notwithstanding any credit or extension of time allowed to Pledgor by any instrument evidencing any of these liabilities;
(ii) exercise all such rights as a secured party under the Uniform Commercial Code of the State of California ("Commercial Code") and as a beneficiary under the Deed of Trust, assignee under the Assignment or secured party under the Security Agreement as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to sell all or any part of the Pledged Collateral at one or more public or private sales upon notice to Pledgor as required by the Commercial Code, and any such sale or sales may be made for cash, upon credit, or for future delivery, and in connection therewith, Agent may grant options, provided that any such terms or options shall, in the best judgment of Agent, be extended only in order to obtain the best possible price;
(iii) terminate any obligation Lenders or Agent may have under the Loan to make future advances;
(iv) perform any of Pledgor's obligations under this Agreement for Pledgor's account.  Any money expended or obligations incurred in doing so, including attorneys' fees will be charged to Pledgor and added to the indebtedness secured by this Agreement.
(b) Agent's notice of the time and place of any public sale of Pledged Collateral or the time on or after which a private sale or other disposition of the Pledged Collateral will be made, shall be deemed reasonable if sent to Pledgor in the manner described in Paragraph 12(f) below within the time required by the Commercial Code.
(c) After the sale of any of the Pledged Collateral, Agent may deduct all reasonable legal and other expenses and attorneys' fees for preserving, collecting, selling and delivering the Pledged Collateral and for enforcing its and Lender's rights with respect to the Loan and all rights that a holder of the Note may have against the maker under the Note or the Deed of Trust, and shall apply the residue of the proceeds to, or hold as a reserve against, the Loan in such manner as Agent in its reasonable discretion shall determine, and shall pay the balance, if any to Pledgor.
(d) Upon the occurrence of an Event of Default, Pledgor shall assemble all records relating to the Pledged Collateral and make them available to Agent in the manner Agent directs, and execute all documents and instruments on Agent's request that Agent considers necessary or advisable to exercise its rights under this Agreement.

7. Power of Sale.  The power of sale and all other powers granted Pledgor in this Agreement shall apply to all collateral of any kind or description, including all money, negotiable instruments, bonds, stocks, and commercial paper, credits, chooses in action, claims or demands of any kind at any time during the existence of this Agreement deposited with or in the possession or control of Agent or Lenders or any of their agents.
8. Substitution of Collateral.  If, with the consent of Agent, Pledgor substitutes or exchanges other collateral, including but not limited to securities or instruments, in the place of the Pledged Collateral described in Paragraph 1, then all of the rights and privileges of the Agent and Lenders and all of the obligations of Pledgor under this Agreement shall be applied to the substituted or exchanged collateral, and shall be the same in all respects as the rights, privileges, and obligations concerning the collateral originally pledged.
9. Agent's Duties.  Neither Agent nor Lenders shall have any duty or liability for the Pledged Collateral except for the exercise of reasonable care of the Pledged Collateral while it is in Agent's or any Lender's possession.
10. Waivers, Indemnification.
(a) Waivers.  Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent or any Lender on which Pledgor may in any way be liable.  Pledgor waives any right to require Agent and Lenders to (1) proceed against any person, (2) proceed against or exhaust any collateral, or (3) pursue any other remedy in Agent's or Lender's power.  Pledgor also waives any defense arising from any disability or other defense of any other Pledgor or any other person, or by reason of the cessation from any cause whatsoever of the liability of any other Pledgor or any other person.  Pledgor authorizes Agent, without affecting the security interest granted herein or Agent's rights hereunder, to (1) take and hold security, other than the Pledged Collateral, for the payment of the indebtedness or any part of the indebtedness, and exchange, enforce, waive, and release the Pledged Collateral or any part of it or any other security, and (2) release or substitute any other Pledgor.
(b) Indemnification.  Pledgor agrees to defend, indemnify and hold harmless Agent, each Lender and their officers, employees, and agents (each an "Indemnified Party") against: (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement, and (ii) all losses or expenses in any way suffered, incurred, or paid by Agent or any Lender as a result of or in any way arising out of, following, or consequential to transactions between Agent and/or Lenders and Pledgor whether under this Agreement, or otherwise (including without limitation attorneys' fees and expenses), provided, however, such indemnity shall not apply to any particular Indemnified Party to the extent that the loss is caused by or arises out of the gross negligence or willful misconduct of that Indemnified Party.
(c) Satisfaction of Obligation.  On the satisfaction of all obligations of Pledgor to Agent and Lenders under the Loan and this Agreement, Agent shall (1) return to Pledgor the Pledged Collateral and all other documents and securities given as collateral under this Agreement, (2) endorse all instruments to Pledgor or Pledgor's order and (3) execute in recordable form and deliver to Pledgor an assignment of the Deed of Trust in favor of Pledgor.
11. Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law.
12. General Provisions.
(a) Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Pledgor without Agent's prior written consent, which consent may be granted or withheld in Agent's sole discretion.  Agent shall have the right without the consent of or notice to Pledgor to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Agent's or Lenders' rights and benefits hereunder.  If Agent assigns, endorses, sells, transfers, or hypothecates to any other person or entity the Pledged Collateral, or any other notes, evidences of indebtedness, bonds, stocks, or other securities deposited under this Agreement or secured or intended to be secured by this Agreement, or any part of it, the assignment or transfer shall automatically constitute an assignment and transfer of this Agreement and all of the rights granted by this Agreement.  The assignee, endorsee, transferee, or successor of Agent shall be granted and shall have all of the rights and privileges given to Agent in accordance with the terms of this Agreement.

(b) Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.
(c) Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  In case one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability of that provision shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.
(d) Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this Agreement.  This Agreement cannot be changed or terminated orally.
(e) Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
(f) Notices.  Unless otherwise provided in this Agreement, all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing.  Requests for information made to Pledgor by Agent from time to time hereunder may be made orally or in writing, at Agent's discretion.
Pledgor Address:
Owens Realty Mortgage, Inc.
2221 Olympic Boulevard
Walnut Creek, California 94595
Facsimile No.:  (925) 935-1486
Attention: Bryan H. Draper

Agent Address:
ZB, N.A. dba California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, California 94104
Facsimile No.:  (415) 875-1456
Attention:  Executive Vice President

(g) Information to Lender Related Parties.  Pledgor agrees that Agent and each Lender may provide any financial or other information, data or material in Agent's possession relating to Pledgor, the Loan, this Agreement or the Pledged Collateral, to Agent's or such Lender's parent, affiliate, subsidiary, attorneys, accountants, participants or service providers, without further notice to Pledgor.
(h) Joint and Several Obligations.  If Pledgor consists of more than one person, the obligations of Pledgor shall be the joint and several obligations of all such persons.  Any married person who executes this Agreement agrees that recourse may be had against his or her separate property for satisfaction of his or her obligations hereunder.  When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa.
(i) No Waiver.  No delay or omission by Agent or Lenders in exercising any right or remedy arising from any default of Pledgor shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof.  Agent may, at its option, waive any of the conditions herein and any such waiver shall not be deemed the waiver of Agent's or Lender's rights hereunder which shall be deemed to have been made in pursuance of this Agreement and not in modification thereof.  The waiver of any Event of Default shall not be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent Event of Default.

(j) Collection Costs.  Pledgor shall promptly pay Agent without demand all reasonable attorneys' fees and all costs and other expenses paid or incurred by Agent or Lender in enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement, and payment thereof shall be secured by the Pledged Collateral.
(k) Document Imaging. Each of Lenders and Agent shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Pledgor's loans, including, without limitation, this Agreement and any documents and agreements executed in connection with this Agreement, and Lenders and Agent may destroy or archive the paper originals.  The parties hereto (i) waive any right to insist or require that Lender produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that Lenders and Agent are entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any documents and agreements executed in connection with this Agreement shall be deemed to be of the same force and effect as the original manually executed document.
(l) Waiver of Jury Trial.  AGENT AND PLEDGOR ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LOAN.
(m) Captions.  The captions used in this Agreement are for convenience of reference only and shall not be considered in the construction or interpretation of any provision of this Agreement.
(n) Agent.  ZB, N.A. dba California Bank & Trust, has been appointed to act as Agent hereunder by lenders under the Credit Agreement.  Written notice of resignation by Agent or removal pursuant to the Credit Agreement shall also constitute notice of resignation or removal as Agent under this Agreement; and appointment of a successor administrative Agent pursuant to the Credit Agreement shall also constitute appointment of a successor Agent under this Agreement.  Upon the acceptance of any appointment as Agent under the Credit Agreement by a successor administrative Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent under this Agreement, and the retiring Agent under this Agreement shall promptly (a) transfer to such successor Agent all sums and other items of collateral, if any, held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under this Agreement, and (b) execute (if necessary) and deliver to such successor Agent such amendments, substitutions or modifications to this Agreement, financing statements, if any, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created hereunder, whereupon such retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Agent hereunder.
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IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement (Real Property Secured Note) as of the date first set forth above.
AGENT:	PLEDGOR:

ZB, N.A. dba CALIFORNIA BANK & TRUST (who also does business as California Bank & Trust, a division of ZB, N.A.), successor by merger to California Bank & Trust, as Agent

By: ___________________________
        Lars Hens
         Executive Vice President
OWENS REALTY MORTGAGE, INC., a Maryland corporation By: _______________________________ Bryan H. Draper Chief Executive Officer